Exhibit 10.4

Published CUSIP Number: 03040YAC5

Revolving Credit CUSIP Number: 03040YAD3

U.S. $1,000,000,000

CREDIT AGREEMENT

dated as of October 29, 2012

by and among

AMERICAN WATER CAPITAL CORP.

as Borrower

THE LENDERS

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

PNC BANK, NATIONAL ASSOCIATION

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC

J.P. MORGAN SECURITIES LLC

PNC CAPITAL MARKETS, LLC

RBS SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

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SCHEDULES

Schedule I	Lenders and Commitments
Schedule II	Significant Subsidiaries
Schedule 2.03	Swing Line Banks and Swing Line Commitments
Schedule 2.04	LC Issuing Banks and LC Commitments
Schedule 2.04(j)	Existing Letters of Credit

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Request for Issuance
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Note
Exhibit E	Form of Financial Services Agreement
Exhibit F-1	Form of U.S. Tax Compliance Certificate (Lender; Not Partnership)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Participant; Not Partnership)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Participant; Partnership)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Lender; Partnership)

-iv-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 29, 2012 (this “Agreement”), is by and among AMERICAN WATER CAPITAL CORP., a Delaware corporation (the “Borrower”); the Lenders from time to time party hereto (collectively, the “Lenders”); WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”); JPMORGAN CHASE BANK, N.A., as Syndication Agent; and PNC BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Certain Defined Terms. The terms defined in this Section 1.01 shall, for all purposes of this Agreement, have the meanings set forth herein:

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Administrative Agent” has the meaning set forth in the preamble.

“Advance” means a Base Rate Advance, a Eurodollar Rate Advance or a Swing Line Advance, and “Advances” means Base Rate Advances, Eurodollar Rate Advances or Swing Line Advances, or any or all of them, as the context shall require.

“Affected Lenders” has the meaning set forth in Section 2.18(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Percentage” means, with respect to the Facility Fee or any Eurodollar Rate Advance, Base Rate Advance or Swing Line Advance, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum for the Facility Fee or such Advance set forth below next to such Applicable Rating Level; provided that the Applicable Percentage for the Facility Fee and each Advance from the Closing Date until the first calculation date following receipt by the Administrative Agent of the financial statements and compliance certificate for the Fiscal Quarter ending June 30, 2013 in accordance with Section 5.1(b)(iii) shall be at Rating Level 3:

Applicable Rating Level	Applicable Percentage for Facility Fee	Applicable Percentage for Eurodollar Rate Advances	Applicable Percentage for Base Rate Advances
1	0.075%	0.800%	0.000%
2	0.100%	0.900%	0.000%
3	0.125%	1.000%	0.000%
4	0.175%	1.075%	0.075%
5	0.225%	1.275%	0.275%
6	0.275%	1.475%	0.475%

The Applicable Percentage shall be determined in accordance with the foregoing table based on the Applicable Rating Level as determined from the Borrower’s then-applicable Moody’s Rating and S&P Rating. Any change in the Applicable Percentages resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of any change in the Moody’s Rating or the S&P Rating of the Borrower that results in such change in the Applicable Rating Level.

“Applicable Rating Level” at any time shall be determined in accordance with the Borrower’s then-applicable S&P Rating and the Borrower’s then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
S&P Rating A+ or higher or Moody’s Rating A1 or higher	1
S&P Rating A or Moody’s Rating A2	2
S&P Rating A- or Moody’s Rating A3	3
S&P Rating BBB+ or Moody’s Rating Baa1	4
S&P Rating BBB or Moody’s Rating Baa2	5
S&P Rating BBB- or below or Moody’s Rating Baa3 or below	6

The Applicable Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating of the Borrower in effect on such day. If the S&P Rating and the Moody’s Rating of the Borrower are not the same (i.e., a “split rating”), the higher of such ratings shall control, unless the ratings differ by more than one level, in which case the rating one level below the higher of the two ratings shall control. In the event that, at any time, either the S&P Rating or the Moody’s Rating of the Borrower is not available from one of such rating agencies, the Applicable Rating Level shall be determined on the basis of the rating from the other rating agency. In the event that, at any time, neither the S&P Rating nor the Moody’s Rating is available for companies generally, the Applicable Rating Level shall be determined on the basis of the corporate issuer ratings for the Borrower, or in the event that, at any time, corporate issuer ratings from each such rating agency are not available for companies generally, the Applicable Rating Level shall be determined on the basis of the last S&P Rating, Moody’s Rating and corporate issuer rating for the Borrower made available. In the event that, at any time, the S&P Rating, the Moody’s Rating or corporate issuer ratings are not available for the Borrower but are generally available for other companies, then the Applicable Rating Level shall be at Rating Level 6.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” means the assignee of all or a portion of a Lender’s rights and obligations under this Agreement pursuant to the terms of Section 7.05(b).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 7.05(b) in the form attached hereto as Exhibit C.

“Attributable Debt” means, on any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 2.18 shall remain in effect, the daily LIBOR Market Index Rate for an Interest Period of one month plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate.

“Base Rate Advance” means a loan that bears interest based upon the Base Rate as provided in Section 2.08(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning set forth in the preamble.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a borrowing hereunder consisting of Base Rate Advances or Eurodollar Rate Advances made to the Borrower.

“Business Day” means a day of the year on which (i) banks are not required or authorized to close in New York City, and (ii) with respect to any borrowing, payment or rate selection of Eurodollar Rate Advances, a day on which banks are not required or authorized to close in New York City, and on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“Capitalized Lease” means any lease that is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, consistently applied. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capitalized Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capitalized Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010.

“Cash Collateral Account” has the meaning set forth in Section 6.02.

“Cash Collateralize” means, to pledge and deposit in the Cash Collateral Account, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuing Banks, the Swing Line Banks or the Lenders, as collateral for Letters of Credit, obligations of Lenders to fund participations in respect of Letters of Credit or for the obligations of Lenders to purchase their respective Pro Rata Shares in respect of Swing Line Advances, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuing Bank or Swing Line Bank, as applicable, shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuing Bank or Swing Line Bank, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“Change in Law” means the occurrence, after the Closing Date (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender, respectively), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means (i) with respect to each Lender, the commitment of such Lender to make its Pro Rata Percentage of Advances in an aggregate amount up to the amount set forth opposite the name of each Lender on Schedule I, subject to adjustment on account of assignment pursuant to Section 7.05(b), reduction of the Commitment pursuant to Section 2.10 or 2.24(d), or increase in the Commitment pursuant to Section 2.05, and (ii) with respect to the Lenders collectively, the aggregate amount of all such Commitments.

“Commitment Letter” means, that Commitment Letter, dated September 24, 2012 by and among the Borrower, Wells Fargo, JPMorgan Chase Bank, N.A., PNC Bank, National Association, The Royal Bank of Scotland plc and the Joint Lead Arrangers.

“Common Stock” means with respect to any Person, the voting securities or equivalent equity interests of such Person having general voting rights, including the right to vote in the election of members of the board of directors (or persons performing similar functions) of such Person.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Total Assets” means, as at any applicable time of determination, Consolidated Total Assets less, without duplication, all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, in each case as set forth in the most recently available consolidated balance sheet of the Parent and its Subsidiaries.

“Consolidated Total Assets” means, as at any applicable time of determination, the total assets of Parent and its Subsidiaries as set forth in the most recently available consolidated financial statements of the Parent and its Subsidiaries.

“Consolidated Total Capitalization” means at any date of determination with respect to the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) (i) Consolidated Total Debt of the Parent and its Subsidiaries, plus (ii) the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earning surplus, capital surplus, translation adjustment, the balance of the current profit and loss account not transferred to surplus and accumulated other comprehensive income) accounts of the Parent and its Subsidiaries, in each case as shown on the most recent consolidated balance sheet of the Parent and its Subsidiaries delivered pursuant to Section 5.01(a).

“Consolidated Total Debt” means at any date of determination with respect to the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) all then outstanding Debt of the Parent and its Subsidiaries as shown on the most recent consolidated balance sheet of the Parent delivered pursuant to Section 5.01(a).

“Continuing Directors” means the directors of the Parent on the Closing Date and each subsequent director of the Parent, if, in each case, such subsequent director’s nomination for election to the board of directors (or equivalent governing body) of the Parent is recommended by at least 51% of the then “Continuing Directors”.

“Controlled Group” means, with respect to any Person, all trades or businesses (whether or not incorporated) that, together with such Person, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion”, “Converted”, “Continue” and “Continued” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal or continuation of the same, Interest Period for Eurodollar Rate Advances, as the case may be, pursuant to Section 2.19. “Converting”, “Continuing” and “Continuation” have meanings correlative thereto.

“Current Termination Date” has the meaning set forth in Section 2.06(b).

“Debt” means, for any Person, (without duplication), all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or service (other than trade payables not overdue by more than 90 days incurred in the ordinary course of business), (iv) the Attributable Debt of such Person with respect to such Person’s obligations in respect of Capitalized Leases (regardless of whether accounted for as indebtedness under GAAP), (v) indebtedness of the type referred to in clauses (i) through (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or encumbrance on, or security interest in, property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (vi) all obligations of such Person for indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above under direct or indirect Guarantees, excluding, in all cases, (a) advances for construction as set forth on the consolidated balance sheet of the Parent and its Subsidiaries, (b) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit and (c) the Attributable Debt of such Person with respect to such Person’s obligations in respect of Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuing Bank, any Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuing Bank or Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) has defaulted in fulfilling its obligations under one or more other agreements in which it commits to extend credit (unless the subject of a good faith dispute). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuing Bank, each Swing Line Bank and each Lender.

“Designated Lender” has the meaning set forth in Section 2.05(a).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any bank or financial institution approved by (w) the Administrative Agent, (x) except for any Swing Line Bank which is a Lender being replaced pursuant to Section 2.23(b), each Swing Line Bank, (y) except for any LC Issuing Bank which (1) is a Lender being replaced pursuant to Section 2.23(b) and (2) has no Letters of Credit issued by it on such date of replacement, each LC Issuing Bank and (z) unless an Event of Default described in Section 6.01(a), 6.01(g) or 6.01(h) has occurred and is continuing at the time any assignment is effected in accordance with Section 7.05, the Borrower (each such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within ten (10) Business Days after notice of such proposed assignment has been received by the Borrower); provided that (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) and (C) any natural Person shall not qualify as an Eligible Assignee.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with the compliance or non-compliance with any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Requirement” means, with respect to any Person, any legal requirement relating to health, safety or the environment and applicable to such Person, or the Properties of such Person, including but not limited to any such requirement under CERCLA, RCRA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00-Eurodollar Rate Reserve Percentage

“Eurodollar Rate Advance” means a loan that bears interest based upon the Eurodollar Rate as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any day during an Interest Period, the reserve percentage (expressed as a decimal) which is in effect for such day as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency Liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 15, 2006 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 2.04(j).

“Extension of Credit” means (i) the making of an Advance or (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount to be drawn thereunder.

“Extension Request” has the meaning specified in Section 2.06(b).

“Facility Fee” has the meaning set forth in Section 2.09(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means each of those certain fee letters, dated September 24, 2012, among the Borrower and each of the Joint Lead Arrangers and the other parties thereto.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person.

“Financial Services Agreement” means any Financial Services Agreement between the Borrower and one or more of the Parent and the Operating Utilities, each in substantially the form of Exhibit E; provided that for purposes of Section 3.01(c)(i), the term “Financial Services Agreement” means the Financial Services Agreement dated as of June 15, 2000, between the Borrower and the Parent.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Parent, as applicable.

“Fiscal Year” means any fiscal year of the Borrower or the Parent, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the LC Outstandings with respect to Letters of Credit issued by such LC Issuing Bank other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Percentage of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds) for the purchase or payment of such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to provide collateral security or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the obligation in respect of which such Guarantee is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) solid or hazardous waste, as defined in the RCRA, or in any applicable state or local law or regulation, (ii) “hazardous substance”, “pollutant” or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (iv) “toxic substances”, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (v) “insecticides”, “fungicides” or “rodenticides”, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975 or in any applicable state or local law or regulation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 7.03(b).

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. In the case of a Eurodollar Rate Advance, the duration of each such Interest Period shall be 7 or 14 days or one, two, three or six months (or nine or twelve months if available to all Lenders), in each case as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a) or 2.19; provided, that:

(1) the Borrower may not select any Interest Period that ends after the stated Termination Date;

(2) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(3) except with respect to any Interest Period that is 7 or 14 days, any Interest Period for a Eurodollar Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month at the end of such Interest Period;

(4) the Interest Period shall commence on the date of advance of or Conversion to any Eurodollar Rate Advance and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires; and

(5) there shall be no more than twelve (12) Interest Periods in effect at any time.

“Investment Company Act” has the meaning set forth in Section 4.08.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arranger” means each of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, PNC Capital Markets, LLC and RBS Securities Inc. and their respective successors, in their capacity as joint lead arrangers and joint bookrunners.

“LC Commitment” means in the case of (a) an LC Issuing Bank described in clause (a) of the definition of such term, the amount set forth on Schedule 2.04 opposite such LC Issuing Bank’s name and (b) any other LC Issuing Bank, the amount set forth in the agreement executed by the Borrower, such relevant LC Issuing Bank and acknowledged (to evidence its consent as to the identity of such LC Issuing Bank) by the Administrative Agent, in each case, subject to adjustment on account of a reduction in the LC Commitments pursuant to Section 2.10. The aggregate LC Commitments of all the LC Issuing Banks on the Closing Date shall be $150,000,000. For the avoidance of doubt, the LC Commitment of each LC Issuing Bank shall be independent of and in addition to such LC Issuing Bank’s Commitment as a Lender.

“LC Disbursement” has the meaning set forth in Section 2.04(e).

“LC Fee” has the meaning set forth in Section 2.09(b).

“LC Issuing Bank” means, as to any Letter of Credit, (a) each Lender listed on Schedule 2.04 and (b) any other Lender appointed by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees pursuant to Section 2.04 to act as an LC Issuing Bank hereunder.

“LC Notice Date” has the meaning set forth in Section 2.04(e).

“LC Outstandings” means, on any date of determination, (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date, plus (ii) the aggregate principal amount of all unpaid Reimbursement Obligations on such date with respect to payments made by any LC Issuing Bank under any Letter of Credit.

“LC Payment Notice” has the meaning set forth in Section 2.04(e).

“LC Reimbursement Due Date” has the meaning set forth in Section 2.04(d).

“Lenders” means each of the Lenders identified on the signature pages hereto, and their successors and permitted assigns.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit” means any letter of credit issued by an LC Issuing Bank pursuant to Section 2.04.

“LIBOR” means, for any interest rate calculation during any Interest Period with respect to a Eurodollar Rate Advance, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar Rates as may be selected by the Administrative Agent, or, in the absence of such availability, as determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in the amount of the Advance requested would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR in accordance with the provisions of this Agreement shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means for any day, the rate for one (1) month Dollar deposits as reported on Reuters Screen LIBOR01 Page, or its successor page, as of 11:00 a.m. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“LIBOR Market Index Rate Advance” means a Swing Line Advance that bears interest based upon the LIBOR Market Index Rate as provided in Section 2.08(a)(iii).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Support Agreement, each Fee Letter, the Notes and any other document evidencing, relating to or securing the Advances, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Advances.

“Margin Regulations” means Regulations T, U and X of the Board, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Margin Stock” has the meaning assigned to that term in the Margin Regulations.

“Material Adverse Change” means any (i) material adverse change with respect to the Properties, business, condition (financial or otherwise) or operations of the Borrower or of the Parent and its Subsidiaries, taken as a whole, or (ii) material adverse effect on the legality, validity or enforceability of the Loan Documents or on the ability of the Borrower or the Parent to perform its obligations thereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, with respect to any Person, on any date of determination, the debt rating most recently announced by Moody’s with respect to the senior unsecured, non-credit enhanced debt issued by such Person.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning set forth in Section 7.04(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Section 2.06(b).

“Note” or “Notes” means each of the promissory notes of the Borrower, evidencing the obligation of the Borrower to repay the Advances to the Lenders substantially in the form of Exhibit D.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning set forth in Section 2.03(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advances, (b) the LC Outstandings and (c) all other fees (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders, the LC Issuing Banks or the Administrative Agent, in each case under any Loan Document, with respect to any Advance or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower or the Parent of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capitalized Lease.

“Operating Utilities” means, as of any date of determination, those Subsidiaries of the Parent that are operating water utilities and that are party to a Financial Services Agreement with the Borrower and the Parent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the LC Outstandings on such date. The “Outstanding Credits” of any Lender means, on any date of determination, an amount equal to such Lender’s Pro Rata Share of the aggregate Outstanding Credits on such date.

“Parent” means American Water Works Company, Inc., a Delaware corporation.

“Parent Change of Control” means the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d) of the Exchange Act), that theretofore was beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of less than 45% of the Parent’s then outstanding Common Stock acquires direct or indirect beneficial ownership of shares of Common Stock of the Parent, in a transaction or series of transactions, that results in such entity, person or group directly or indirectly owning beneficially 45% or more of the Parent’s then outstanding Common Stock; or (ii) a majority of the board of directors (or equivalent governing body) of the Parent shall not be Continuing Directors.

“Participant” has the meaning set forth in Section 7.05(e).

“Participant Register” has the meaning set forth in Section 7.05(e).

“Participation Interest” means a purchase by a Lender of a participation in Advances as provided in Section 2.22.

“Payment Date” means each March 31, June 30, September 30 and December 31 and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation pursuant to Subtitle A or Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

(i) Liens existing, or created pursuant to the terms of agreements existing, on the Closing Date;

(ii) Liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which the Borrower, the Parent or a Significant Subsidiary of the Parent is a party, (C) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted, (D) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (E) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(iii) Liens created to secure tax-exempt Debt or any other tax-exempt indebtedness, in connection with the financing or refinancing of the purchase, lease or construction of Properties or other assets;

(iv) Liens on Properties or assets (A) of any Person existing at the time such Person is merged or consolidated with or into, or such asset is acquired by, the Borrower, the Parent or a Subsidiary of the Parent and (B) of the Borrower, the Parent or a Subsidiary of the Parent existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower, the Parent or such Subsidiary; provided that, with respect to each of the foregoing clauses (A) and (B), (1) such Liens are not incurred in connection with, or in anticipation of, such event, purchase or other acquisition, and (2) such Liens do not attach to any other Property or asset of the Borrower, the Parent or any such Subsidiary; and provided further that, with respect to the foregoing clause (B), (1) such Liens are applicable only to specific Property or assets, and (2) such Liens are not “blanket” or all asset Liens;

(v) Liens created to secure sales of accounts receivable and other receivables;

(vi) licenses of intellectual property granted by the Borrower, the Parent or a Subsidiary of the Parent in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(vii) Liens of landlords arising under real property leases to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

(viii) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(ix) Liens, securing Debt which has neither been assumed by the Borrower, the Parent or a Subsidiary of the Parent nor upon which it customarily pays interest charges, existing upon real property, or rights in or relating thereto, which real property or rights were acquired for right-of-way purposes;

(x) zoning laws and ordinances;

(xi) Capitalized Leases;

(xii) easements, rights-of-way, restrictions, conditions and other similar encumbrances, minor defects or irregularities of title, and alleys, streets and highways, which in the aggregate do not materially impair the usefulness of the mortgaged property in the present business of the Borrower, the Parent or any Subsidiary of the Parent;

(xiii) leases of the Properties and other assets of the Borrower, the Parent or a Subsidiary of the Parent, in each case entered into in the ordinary course of business and that do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary course of business or (B) materially impair the value of the property subject thereto;

(xiv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower, the Parent or a Subsidiary of the Parent in the ordinary course of business in accordance with the past practices of the Borrower, the Parent or such Subsidiary of the Parent;

(xv) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower, the Parent or any Subsidiary of the Parent, in each case granted in the ordinary course of business in favor of the financial institution or institutions with which such accounts are maintained, securing amounts owing to such financial institution(s) with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;

(xvi) Liens for taxes, assessments or governmental charges or levies not yet delinquent and which may subsequently be paid without interest or penalties and Liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP;

(xvii) purchase money Liens upon or in any fixed or capital assets, or other property created, acquired or constructed for use in connection therewith or related thereto, to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or such other property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets or such other property (including Liens securing any Capitalized Leases) or Liens on any such assets or property existing at the time of acquisition thereof; provided, that (i) such Lien attaches to such asset or property prior to, concurrently or within 180 days (or within one year thereafter pursuant to a binding commitment for financing entered into with a lender or investor within such 180-day period) after the acquisition, improvement or completion of the construction thereof; (ii) such Lien does not extend to any other asset theretofore owned by the Borrower, the Parent or any Subsidiary of the Parent except (w) unimproved real property on which the property so constructed or the improvement is located, (x) other property (or improvement thereon) which is an improvement to or is acquired or constructed for use in connection therewith or related thereto, (y) any right and interest under any agreement or other document relating to the property being so constructed or improved or such other property and (z) the stock of any Subsidiary of the Parent created or maintained for the primary purpose of owning the property so constructed or improved; and (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or such other property;

(xviii) Liens not permitted by the foregoing subsections (i) through (xvii) securing Debt or other obligations in the aggregate principal amount not to exceed 15% of Consolidated Tangible Total Assets;

(xix) Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Debt or other obligations secured by any Lien, mortgage or security interest referred to in the foregoing subsections (i) through (xviii); provided that the principal amount of Debt or obligations secured thereby shall not exceed the principal amount of Debt or obligations so secured at the time of such refinancing, extension, renewal or replacement and the Lien securing such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the Property or assets that secured the Debt or other obligations so extended, renewed or replaced (and any improvements on such Property or assets); and

(xx)(i) Liens created pursuant to the Loan Documents (other than the Support Agreement) and (ii) Liens granted in favor of the Swing Line Banks and/or the LC Issuing Banks to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Advances.

“Person” means an individual, a corporation, a partnership (including a joint venture), an unincorporated association, a limited liability company, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained by a member of the Controlled Group for employees of a member of the Controlled Group.

“Platform” has the meaning set forth in Section 5.01.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day specified in the public announcement of such change. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Percentage” or “Pro Rata Share” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitment of the Lenders at such time. The initial Pro Rata Percentages are set out on Schedule I.

“Properties” means, with respect to, any Person, all real property owned, leased or otherwise used or occupied by such Person wherever located.

“Proposed Change” has the meaning set forth in Section 7.04(b).

“Public Lender” has the meaning set forth in Section 5.01.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq., as amended from time to time, and any regulations promulgated thereunder.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Swing Line Bank and (d) any LC Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 7.05(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an LC Issuing Bank pursuant to Section 2.04(d) for amounts drawn under Letters of Credit issued by such LC Issuing Bank.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Issuance” means a request made pursuant to Section 2.04 in the form of Exhibit B.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Advances (exclusive of Swing Line Advances) outstanding, or, if no Advances are outstanding, more than 50% of the aggregate principal amount of all Commitments (exclusive of the Swing Line Commitments and the LC Commitments); provided that the Advances and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 8.08(a).

“Responsible Officer” means the chief executive officer, chief operating officer, president or any other Financial Officer of the Parent or the Borrower, and any other officer of the Borrower with responsibility for the administration of the obligations of the Borrower under this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means, with respect to any Person, on any date of determination, the debt rating most recently announced by S&P with respect to the senior unsecured, non-credit enhanced debt issued by such Person.

“Sale and Leaseback Transaction” means, with respect to the Borrower, the Parent or any Subsidiary of the Parent, any arrangement (including any series of related arrangements), whereby it shall sell or transfer any Property (real or personal) to any other Person (other than the Borrower, the Parent or any Subsidiary of the Parent), and thereafter rent or lease such Property or portion thereof that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a country sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means the Borrower and with respect to any other Person, a Subsidiary of such Person that is a “significant subsidiary” (within the meaning of Regulation S-X of the SEC). Each Significant Subsidiary of the Parent is set forth on Schedule II (as such Schedule may be updated pursuant to and in accordance with Section 5.01(c)(v)).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at any time directly or indirectly owned by said Person (whether directly or through one or more of the other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Support Agreement” means that certain Support Agreement, dated June 22, 2000, between the Parent and the Borrower, as amended by that certain First Amendment to Support Agreement dated as of July 26, 2000.

“Swing Line Advance” means a loan that bears interest as provided in Section 2.08(a)(iii).

“Swing Line Bank” means as to any Swing Line Advance, (a) each Lender listed on Schedule 2.03 and (b) any other Lender appointed by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees pursuant to Section 2.03 to act as a Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing hereunder consisting of Swing Line Advances made to the Borrower.

“Swing Line Commitment” means the Commitment of each Swing Line Bank to make Swing Line Advances in the case of (a) a Swing Line Bank described in clause (a) of the definition of such term, in the amount set forth on Schedule 2.03 opposite such Swing Line Bank’s name, and (b) any other Swing Line Bank, in the amount set forth in the agreement executed by the Borrower, such relevant Swing Line Bank and acknowledged (to evidence its consent as to the identity of such Swing Line Bank) by the Administrative Agent, in each case, subject to adjustment on account of a reduction in the Swing Line Commitments pursuant to Section 2.10. The aggregate Swing Line Commitments of all the Swing Line Banks on the Closing Date shall be $100,000,000. For the avoidance of doubt, the Swing Line Commitment of each Swing Line Bank shall be independent of and in addition to such Swing Line Bank’s Commitment as a Lender.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) with respect to any Lender, October 29, 2017, unless, with respect to such Lender, such date is otherwise extended pursuant to Section 2.06, (b) the date of termination of the entire Commitment by the Borrower pursuant to Section 2.10, or (c) the date of termination of the Commitment pursuant to Section 6.01.

“Type” with respect to an Advance (other than a Swing Line Advance), means any of the following, each of which shall be deemed to be a different “Type” of Advance: a Base Rate Advance and each Eurodollar Rate Advance having the same Interest Period.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as described in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02  Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 7.04, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Parent and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made.

Section 1.03  Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents (other than the Support Agreement), unless otherwise defined therein or unless the context shall otherwise require.

Section 1.04  Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.05  References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any applicable law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

Section 1.06  Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit (at the time specified therefor in such applicable Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.07  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE EXTENSIONS OF CREDIT

Section 2.01  Commitment to Extend Credit.

(a) Each Lender severally agrees, on the terms and conditions set forth herein, to make its Pro Rata Share of Advances (other than Swing Line Advances) to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, (i) with respect to each Lender individually, the Outstanding Credits of such Lender shall not exceed such Lender’s Commitment, and (ii) with respect to the Lenders collectively, the aggregate Outstanding Credits shall not exceed the Lenders’ aggregate Commitment.

(b) Each Swing Line Bank severally agrees, on the terms and conditions set forth herein, to make Swing Line Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Swing Line Advance is made: (i) the outstanding aggregate principal amount of the Swing Line Advances made by such Swing Line Bank shall not exceed such Swing Line Bank’s Swing Line Commitment, (ii) the outstanding aggregate principal amount of the Swing Line Advances shall not exceed the Swing Line Commitments, (iii) with respect to each Lender individually, the Outstanding Credits of such Lender shall not exceed such Lender’s Commitment, and (iv) with respect to the Lenders collectively, the aggregate Outstanding Credits shall not exceed the Lenders’ aggregate Commitment. Notwithstanding anything to the contrary in this Agreement, with respect to each Swing Line Bank, the outstanding aggregate principal amount of the Swing Line Advances of such Swing Line Bank, together with the other Outstanding Credits of such Swing Line Bank may exceed such Swing Line Bank’s Commitment and/or its Swing Line Commitment.

(c) Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Advances and reborrow under this Section at any time before the Termination Date.

Section 2.02  Method of Borrowing.

(a) Each Borrowing shall be made on a Business Day, upon notice from the Borrower to the Administrative Agent, given (i) in the case of a Borrowing that is a Base Rate Advance, not later than 11:00 A.M. on the date of the proposed Borrowing and (ii) in the case of a Borrowing that is a Eurodollar Rate Advance, not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Borrowing. Each such notice of a Borrowing (a “Notice of Borrowing”) by the Borrower shall be in substantially the form of Exhibit A, specifying therein the requested (A) date of such Borrowing, (B) Type of Advance to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest Period for each such Advance. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.02(a), the contents thereof and each such Lender’s Pro Rata Share of any Borrowing to be made pursuant thereto. Each Lender shall, before 1:00 P.M. on the date of such Borrowing, make available to the Administrative Agent for the account of the Borrower in same day funds, the proceeds of such Borrowing. Such Borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or at such other location as may be agreed by the Borrower and the Administrative Agent).

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise Eurodollar Rate Advances, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Advances, the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing when such Advance is not made on such date.

(c) Each Borrowing (whether for a Base Rate Advance or a Eurodollar Rate Advance) shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof (except that any such Borrowing may be in the aggregate amount of the unutilized Commitment on such date).

Section 2.03  Method of Swing Line Borrowing.

(a) Each Swing Line Borrowing shall be made on a Business Day, upon notice from the Borrower to the Administrative Agent and a Swing Line Bank, given not later than 1:00 P.M. on the date of the proposed Swing Line Borrowing. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) by the Borrower shall be in substantially the form of Exhibit A, specifying therein (i) the requested date of such Swing Line Borrowing, (ii) the requested aggregate amount of such Swing Line Borrowing and (iii) whether the interest rate for such Swing Line Borrowing is to based on the Base Rate or the LIBOR Market Index Rate. The applicable Swing Line Bank shall, before 3:00 P.M. on the date of such Swing Line Borrowing, make available to the Administrative Agent for the account of the Borrower in same day funds, the proceeds of such Swing Line Borrowing. Such Swing Line Borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by such Swing Line Bank and in like funds as received by the Administrative Agent. For purposes of determining the amount of Outstanding Credits of any Lender and the amount of unutilized Commitments, each Swing Line Borrowing made by a Swing Line Bank will be deemed to comprise outstanding Advances of the Lenders made in accordance with their Pro Rata Percentages. In addition to the Swing Line Banks listed on Schedule 2.03, the Borrower may from time to time appoint one or more other Lenders (with the consent of such Lender (which consent may be withheld in the sole discretion of such Lender) and the Administrative Agent (such consent not to be unreasonably withheld or delayed)) to act as a Swing Line Bank hereunder. Any such appointment and the terms thereof (including the Swing Line Commitment of such Swing Line Bank) shall be evidenced by a separate written agreement executed by the Borrower and such Swing Line Bank and acknowledged (to evidence its consent as to the identity of such Swing Line Bank) by the Administrative Agent. The Administrative Agent shall give prompt notice of any such appointment to the Lenders. Upon such appointment, if and for so long as such Lender shall have any obligation to make Swing Line Advances hereunder or any Swing Line Advance shall remain outstanding, such Lender shall be deemed to be, and shall have all the rights and obligations of, a “Swing Line Bank” under this Agreement.

(b) Each Swing Line Borrowing shall be in the aggregate principal amount of $1,000,000 or any multiple of $500,000 in excess thereof, or such lesser amount as shall be equal to the aggregate amount of the unutilized Commitment on such date.

(c) Notwithstanding anything in this Section 2.03 above to the contrary:

(i) the aggregate amount of the Swing Line Advances outstanding at any time shall not exceed the Swing Line Commitments;

(ii) the aggregate amount of the Swing Line Advances of a Swing Line Bank outstanding at any time shall not exceed the Swing Line Commitment of such Swing Line Bank;

(iii) no more than one Swing Line Advance may be made on the same Business Day; and

(iv) each Swing Line Advance shall be paid in full by the Borrower on or before the fourteenth (14th) Business Day after the date the Swing Line Advance is made for such Swing Line Advance; provided, that such payment shall not be made from the proceeds of any other Swing Line Advances.

(d) On each date a Swing Line Advance is made, each Lender shall be deemed to have purchased a risk participation in such Swing Line Advance from the applicable Swing Line Bank in an amount equal to such Lender’s Pro Rata Percentage of such Swing Line Advance. Upon request by a Swing Line Bank with an outstanding Swing Line Advance, and notwithstanding whether a Default or Event of Default shall have occurred and be continuing, each other Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s account, in same day funds, an amount equal to the sum of (i) the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender, plus (ii) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Swing Line Advance. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance upon notice given not later than one (1) Business Day prior to the Business Day of proposed purchase. Upon any such assignment by a Swing Line Bank to any other Lender of a portion of its Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance or the applicable Loan Documents. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the applicable Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate; provided, that if payment is not made within three (3) Business Days of demand, interest thereon shall accrue at the Base Rate plus the Applicable Percentage for Swing Line Advances for each day thereafter until paid. If such Lender shall pay to the Administrative Agent such amount for the account of the applicable Swing Line Bank, such amount so paid in respect of principal shall constitute a Swing Line Advance by such Lender for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount.

(e) Any Swing Line Bank may and, if such Swing Line Bank is a Lender being replaced pursuant to Section 2.23(b), such Swing Line Bank shall, resign at any time by giving written notice thereof to the Administrative Agent, the Lenders and the Borrower, with any such resignation to become effective (i) if such Swing Line Bank is the Administrative Agent and the Administrative Agent has given notice of its resignation or has been removed in accordance with Section 8.08, on the Resignation Effective Date or Removal Effective Date, as applicable, (ii) if such Swing Line Bank is party to an Assignment and Acceptance whereby it intends to assign all of its Advances and Commitment to an Eligible Assignee pursuant to Section 2.23(b) or 7.05(b), on the effective date of such assignment or (iii) otherwise, on the later of (x) 30 days after delivery of such notice or (y) such date as agreed by such Swing Line Bank; provided that if such resigning Swing Line Bank is the only remaining Swing Line Bank at the time of its resignation and there is no Administrative Agent, the Borrower shall have the right to appoint a successor Swing Line Bank, which shall be a Lender or an Eligible Assignee acceptable to the Required Lenders. If no successor Swing Line Bank shall have been so appointed by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Swing Line Bank’s giving of notice of resignation, then the retiring Swing Line Bank may, on behalf of the Borrower and the Lenders, appoint a successor Swing Line Bank, which shall be a Lender or an Eligible Assignee acceptable to the Borrower. Upon the acceptance of any appointment as a Swing Line Bank hereunder by a successor Swing Line Bank, such successor Swing Line Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swing Line Bank.

Section 2.04  Letters of Credit.

(a) In addition to the LC Issuing Banks listed on Schedule 2.04, the Borrower may from time to time appoint one or more other Lenders (with the consent of any such Lender (which consent may be withheld in the sole discretion of such Lender) and the Administrative Agent (such consent not to be unreasonably withheld or delayed)) to act as an LC Issuing Bank hereunder. Any such appointment and the terms thereof shall be evidenced in a separate written agreement executed by the Borrower and the relevant LC Issuing Bank and acknowledged (to evidence its consent as to the identity of such LC Issuing Bank) by the Administrative Agent. The Administrative Agent shall give prompt notice of any such appointment to the other Lenders. Upon such appointment, if and for so long as such Lender shall have any obligation to issue any Letters of Credit hereunder or any Letter of Credit issued by such Lender shall remain outstanding, such Lender shall be deemed to be, and shall have all the rights and obligations of, an “LC Issuing Bank” under this Agreement.

(b) Subject to the terms and conditions hereof, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than one (1) Business Day’s prior notice thereof by delivery of (x) a Request for Issuance to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant LC Issuing Bank, and (y) if requested by such LC Issuing Bank, a letter of credit application or other standard form required by the relevant LC Issuing Bank to such LC Issuing Bank. Each Letter of Credit shall be issued in a form acceptable to the relevant LC Issuing Bank. Each Request for Issuance shall specify (i) the identity of the relevant LC Issuing Bank, (ii) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit and (B) unless cash collateralized in an amount equal to 102% of the LC Outstandings for such Letter of Credit prior to five (5) Business Days prior to the stated Termination Date for the applicable LC Issuing Bank, the fifth Business Day preceding such Termination Date); provided that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date specified in clause (B) above) unless the relevant LC Issuing Bank notifies the Borrower and the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed, (iii) the proposed stated amount of such Letter of Credit, (iv) the name and address of the beneficiary of such Letter of Credit and (v) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be delivered by the Borrower no later than 11:00 A.M. on the Business Day immediately prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 2:00 P.M. on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the relevant LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders; provided that the relevant LC Issuing Bank shall not issue or amend any Letter of Credit if such LC Issuing Bank has received notice from the Administrative Agent that the applicable conditions precedent have not been satisfied.

(c) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the Outstanding Credits would exceed the aggregate Commitments or (ii) the LC Outstandings would exceed $150,000,000. No LC Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the LC Outstandings for all Letters of Credit issued by such LC Issuing Bank would exceed the LC Commitment of such LC Issuing Bank.

(d) The Borrower hereby agrees to pay (through the proceeds of a Borrowing or otherwise) to the Administrative Agent for the account of each LC Issuing Bank and, if any Lender shall have purchased a participation in the Reimbursement Obligations of the Borrower pursuant to paragraph (e) below, such participating Lender, no later than (i) if the Borrower shall have received notice of such LC Issuing Bank’s payment pursuant to any Letter of Credit issued by it not later than 11:00 A.M. on the date of such payment, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, on the Business Day immediately following the day that the Borrower receives such notice (such date referred to in clause (i) or such Business Day referred to in clause (ii), the “LC Reimbursement Due Date”), a sum equal to the amount so paid by such LC Issuing Bank plus interest on such amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower on the LC Reimbursement Due Date, 2%, unless refinanced with an Advance.

(e) If any LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date payment is due from the Borrower pursuant to Section 2.04, such LC Issuing Bank shall give the Administrative Agent prompt notice thereof (an “LC Payment Notice”) no later than 11:00 A.M. on the Business Day immediately succeeding such payment date (such date, the “LC Notice Date”). The Administrative Agent shall forward to each Lender no later than 1:00 P.M. on an LC Notice Date, the applicable LC Payment Notice. Each Lender severally agrees to purchase a participation in the Reimbursement Obligation of the Borrower to such LC Issuing Bank by paying to the Administrative Agent for the account of such LC Issuing Bank an amount equal to such Lender’s Pro Rata Percentage of such unreimbursed amount paid by such LC Issuing Bank (such amount, an “LC Disbursement”), plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by such LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the applicable LC Notice Date. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of such LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of a Default or the failure of any other Lender to make any payment under this Section 2.04(e). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with paragraph (e) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender.

(g) The payment obligations of each Lender under Section 2.04(e) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by any LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi) the use that may be made of any Letter of Credit by, or any act or omission of, the beneficiary of any Letter of Credit (or any Person for which the beneficiary may be acting); or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Without limiting any other provision of this Section 2.04, for purposes of this Section 2.04, any LC Issuing Bank may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized Person of the Borrower.

(i) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither any LC Issuing Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower and each Lender shall have the right to bring suit against each LC Issuing Bank, and each LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender that the Borrower or such Lender proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, such LC Issuing Bank’s (x) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (y) failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender (in its capacity as a Lender) shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence.

(j) Notwithstanding anything to the contrary set forth herein, on the first date on which the conditions precedent listed in Sections 3.01, 3.02(b), 3.02(c) and 3.02(d) shall be satisfied, the Existing Letters of Credit shall be deemed to be “Letters of Credit” issued hereunder, resulting in Extensions of Credit on such date hereunder; and on such date the Administrative Agent shall confirm in writing to the Borrower and the relevant LC Issuing Banks the occurrence of such Extensions of Credit. With respect to any amounts owing in respect of the issuance and maintenance of any Existing Letters of Credit that are accrued, owing and unpaid on the Closing Date, such amounts shall continue to accrue at the rates as agreed between the Borrower and the applicable LC Issuing Bank in connection with the Existing Credit Agreement.

(k) Any LC Issuing Bank may and, if such LC Issuing Bank is a Lender being replaced pursuant to Section 2.23(b), such LC Issuing Bank shall, resign at any time by giving written notice thereof to the Administrative Agent, the Lenders and the Borrower, with any such resignation to become effective (i) if such LC Issuing Bank is the Administrative Agent and the Administrative Agent has given notice of its resignation or has been removed in accordance with Section 8.08, on the Resignation Effective Date or Removal Effective Date, as applicable, (ii) if such LC Issuing Bank is party to an Assignment and Acceptance whereby it intends to assign all of its Advances and Commitment to an Eligible Assignee pursuant to Section 2.23(b) or 7.05(b), on the effective date of such assignment or (iii) otherwise, on the later of (x) 30 days after delivery of such notice and (y) such date as agreed by such LC Issuing Bank; provided that if such resigning LC Issuing Bank is the only LC Issuing Bank at the time of its resignation and there is no Administrative Agent, the Borrower shall have the right to appoint a successor LC Issuing Bank, which shall be a Lender or an Eligible Assignee acceptable to the Required Lenders. If no successor LC Issuing Bank shall have been so appointed by the Borrower, and shall have accepted such appointment, within 30 days after the retiring LC Issuing Bank’s giving of notice of resignation, then the retiring LC Issuing Bank may, on behalf of the Borrower and Lenders, appoint a successor LC Issuing Bank, which shall be a Lender or an Eligible Assignee acceptable to the Borrower. Except as provided in the immediately succeeding sentence, upon the acceptance of any appointment as an LC Issuing Bank hereunder by a successor LC Issuing Bank, such successor LC Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring LC Issuing Bank. Except as provided in Section 8.08(d) with respect to any LC Issuing Bank which is a resigning Administrative Agent, after the effective date of the resignation of an LC Issuing Bank hereunder, the retiring LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall no longer have an LC Commitment and shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

Section 2.05  Increase of the Commitments.

(a) After the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent and executed by the Borrower and one or more financial institutions (any such financial institution referred to in this paragraph (a) being called a “Designated Lender”), which may include, in the Borrower’s sole discretion, any Lender, cause new Commitments to be extended by the Designated Lenders (or cause the Commitments of the Designated Lenders to be increased, as the case may be); provided that (i) at no time shall the aggregate amount of all extensions of new Commitments and increases in existing Commitments effected pursuant to this paragraph (a) exceed $250,000,000, (ii) each such requested increase shall be in a minimum principal amount of $50,000,000, (iii) each Designated Lender shall (A) be subject to the approval of the Administrative Agent, each LC Issuing Bank and each Swing Line Bank (which approval shall not be unreasonably withheld or delayed) and (B) if not an existing Lender, execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment or Commitments of such Designated Lender and/or its status as a Lender hereunder, and (iv) immediately prior to and immediately after giving effect to such proposed increase, no Default or Event of Default shall have occurred and be continuing. Extensions of new Commitments and increases in existing Commitments pursuant to this paragraph (a) shall become effective on the date specified in the applicable notice delivered by the Borrower. The Borrower shall deliver (i) a certificate signed by a duly authorized officer of the Borrower to the Administrative Agent, dated as of the effective date of such additional Commitments, stating that all representations and warranties of the Borrower set forth in Article IV of this Agreement (other than the representations and warranties set forth in Sections 4.04 and 4.05(b)) (with all references in such Article to a Borrowing or Swing Line Borrowing being deemed to be references to the increase of the Commitments) are true in all material respects as if made on and as of such effective date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date, and except for any representation and warranty that is qualified by materiality or reference to Material Adverse Change, in which case such representation and warranty shall be true in all respects as of such earlier date), (ii) evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and (iii) if requested by a Designated Lender, such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request. Any Lender or any other financial institution offered or approached to provide all or a portion of any increase in the Commitment pursuant to this paragraph (a) may elect or decline, in its sole discretion, to provide such Commitment.

(b) The Outstanding Credits will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Pro Rata Shares (and, with respect to any outstanding Advances, the Lenders agree to make all payments and adjustments necessary to effect the reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.13 in connection with such reallocation as if such reallocation were a repayment). Prepayments made under this paragraph (b) shall not be subject to the notice or minimum amount requirements of Section 2.12.

(c) Promptly following the effective date of any Commitment increase pursuant to this Section 2.05, the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in Lenders, the Commitments and each Lender’s Pro Rata Percentage as of such effective date.

Section 2.06  Maturity of Advances; Extension and Termination of Commitment.

(a) Each outstanding Advance shall mature, and the principal amount thereof shall be due and payable in full, and the Commitments and the Swing Line Commitments shall terminate, on the Termination Date.

(b) The Borrower may request up to two one-year extensions of the Termination Date in effect on the date of any such request (the “Current Termination Date”) (notice of the exercise of which shall be given by the Borrower to the Administrative Agent in writing at least 30 days prior to any anniversary of the Closing Date). Upon the delivery of such a written request by an authorized officer of the Borrower (an “Extension Request”), the Administrative Agent promptly shall deliver a copy of such Extension Request to each of the Lenders. Each Lender, acting in its sole discretion, shall by notice made in writing and delivered to the Administrative Agent on a Business Day not more than 30 days following the date of such Extension Request, advise the Administrative Agent whether such Lender agrees to such extension (each Lender agreeing to an Extension Request within such timeframe being referred to herein as an “Extending Lender”, and each Lender declining to agree to an Extension Request within such timeframe being referred to herein as a “Non-Extending Lender”). Any Lender which has not provided written notice to the Administrative Agent indicating whether such Lender agrees to the requested Extension Request prior to the 30th day following the date of such Extension Request shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(c) If Lenders constituting the Required Lenders shall not have agreed to the Extension Request on or prior to the 30th day following the date of such Extension Request, then the Current Termination Date shall not be so extended, the principal amount of all Advances and all other amounts payable under this Agreement shall be payable in full and the Commitment shall terminate on the Current Termination Date.

(d) If Lenders constituting the Required Lenders shall have agreed to the Extension Request on or prior to the 30th day following the date of such Extension Request (such date, the “Extension Date”), then the Termination Date applicable to Extending Lenders shall be extended to be the day that is one year after the Current Termination Date. In the event of such extension, (w) the Commitments of each Non-Extending Lender shall terminate on the Current Termination Date, (x) the principal amount of all Advances and other amounts payable to each Non-Extending Lender under this Agreement shall be payable in full on the Current Termination Date, (y) the Lenders’ aggregate Commitment shall be reduced by the amount of the Commitment of each Non-Extending Lender unless such Non-Extending Lender is replaced pursuant to paragraph (e) below and (z) the outstanding Reimbursement Obligations will be reallocated on the Current Termination Date among the Extending Lenders in accordance with their revised Pro Rata Shares (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation). Prepayments made under this paragraph (d) shall not be subject to the notice requirements of Section 2.12.

(e) In the event that the Termination Date is extended under paragraph (d) above, the Borrower shall have the right, on or before the Current Termination Date, at the Borrower’s sole expense and effort, to require any Non-Extending Lender to assign to one or more Eligible Assignees all of its rights and obligations under this Agreement; provided, that such assignment shall be in accordance with, and subject to the requirements and restrictions contained in Section 7.05.

(f) Notwithstanding any of the foregoing provisions of this Section 2.06, no extension of the Termination Date shall become effective for any Lender unless, on the Extension Date, (i) the conditions set forth in Sections 3.02(b) and 3.02(c) (with all references in such Sections to a Borrowing or Swing Line Borrowing being deemed to be references to the extension of the Termination Date) shall be satisfied, and the Administrative Agent shall have received a certificate to that effect, dated the Extension Date and executed on behalf of the Borrower by a Responsible Officer of the Borrower, and (ii) the Administrative Agent shall have received copies (certified to be true and complete by a Responsible Officer of the Borrower) of all governmental approvals (if any) required for each of the Borrower and the Parent in connection with such extension.

Section 2.07  Evidence of Advances.

(a) Each Lender shall maintain an account or accounts evidencing each Advance made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts, and to update promptly its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 7.05(c) and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the date, amount and Interest Period, if applicable, of each Advance, and whether such Advance is a Base Rate Advance, a Eurodollar Rate Advance or a Swing Line Advance, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s percentage share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to update promptly such subaccounts from time to time, as necessary.

(c) The entries made in the Register and subaccounts maintained pursuant to Section 2.07(b), to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of such obligations of the Borrower therein recorded; provided, that the failure of the Administrative Agent or any Lender to maintain any such Register, subaccount or account, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower to repay the Advances in accordance with the terms thereof.

(d) Upon the request of any Lender, which request shall be made through the Administrative Agent to the Borrower, the Borrower shall deliver to such Lender a duly executed Note in the form of Exhibit D with appropriate insertions as to dates and principal amounts.

Section 2.08  Interest Rates.

(a) The Borrower shall pay interest on the unpaid principal amount of each Advance from and including the date of such Advance to but excluding the date such Advance shall be paid in full (provided, that if the principal amount of any Advance is borrowed and repaid on the same day, the Borrower shall pay interest on such principal amount at the applicable interest rate for such day), at the following rates per annum:

(i) if such Advance is a Base Rate Advance, a variable rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Percentage, payable quarterly in arrears on each Payment Date while such Base Rate Advance is outstanding, on the date of each prepayment to the extent required by Section 2.11(a) or 2.12, as applicable, and on the date such Base Rate Advance shall be Converted or paid in full;

(ii) if such Advance is a Eurodollar Rate Advance, a fixed rate per annum during each Interest Period for such Eurodollar Rate Advance equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage, payable on the last day of the Interest Period (and, in the case of any Interest Period of more than three months’ duration, on each day that occurs during such Interest Period every three months after the first day of such Interest Period), on the date of each prepayment to the extent required by Section 2.11(a) or 2.12, as applicable, and on the date such Eurodollar Rate Advance shall be Converted or paid in full; and

(iii) if such Advance is a Swing Line Advance, at the election of the Borrower, a variable rate per annum equal to (A) the LIBOR Market Index Rate plus the Applicable Percentage for Eurodollar Rate Advances or (B) the Base Rate in effect from time to time plus the Applicable Percentage for Base Rate Advances, in each case, payable quarterly in arrears on each Payment Date while such Swing Line Advance is outstanding, on the date of each prepayment to the extent required by Section 2.11(b) or 2.12, as applicable, and on the date such Swing Line Advance shall be paid in full.

(b) Subject to Section 7.02, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), 6.01(g) or 6.01(h) (in the case of Section 6.01(g) and 6.01(h), with respect to the Borrower and the Parent only), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) all outstanding Eurodollar Rate Advances shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Eurodollar Rate Advances until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Advances, (B) all outstanding Base Rate Advances and other Obligations shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Advances or such other Obligations and (C) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by the Borrower (as to itself) or against the Borrower (as a debtor) of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(c) Upon the request of the Borrower, the Administrative Agent shall provide the Borrower with evidence of the amount of the Eurodollar Rate Reserve Percentage currently in effect.

Section 2.09  Fees.

(a) Except as set forth in Section 2.24, the Borrower shall pay the Administrative Agent, for the ratable benefit of the Lenders, a facility fee (the “Facility Fee”) equal to the product of (i) the average daily amount of the Commitments (regardless of usage), multiplied by (ii) a per annum percentage equal to the Applicable Percentage in effect from time to time. The Facility Fee shall accrue from and including the Closing Date to but excluding the Termination Date and shall be payable in arrears on each Payment Date. Subject to Section 2.24(a)(iii), the Administrative Agent shall, promptly following its receipt thereof, distribute to each Lender all Facility Fees received pursuant to this Section 2.09(a) in accordance with their respective Pro Rata Percentages.

(b) Except as set forth in Section 2.24, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “LC Fee”) with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit multiplied by the Applicable Percentage with respect to Eurodollar Rate Advances (determined on a per annum basis), payable in arrears on each Payment Date. Subject to Section 2.24(a)(iii), the Administrative Agent shall, promptly following its receipt thereof, distribute to each Lender all LC Fees received pursuant to this Section 2.09(b) in accordance with their respective Pro Rata Percentages.

(c) The Borrower shall pay to each LC Issuing Bank such normal and customary costs and expenses as are incurred or charged by such LC Issuing Bank in issuing, effecting payment under, amending or otherwise administering any letter of credit as may be separately agreed between the Borrower and such LC Issuing Bank.

(d) In addition to the fees provided for in paragraphs (a) through (c) above, the Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent and the Joint Lead Arrangers, and to each LC Issuing Bank party thereto such other fees as are provided for in the Fee Letters.

Section 2.10  Termination or Reduction of Commitment.

(a) The Borrower may, upon at least three (3) Business Days’ notice to the Lenders, terminate at any time, or reduce from time to time, in each case without premium or penalty, by an aggregate amount of at least $5,000,000 (and integrals of $1,000,000 in excess thereof), the Commitment, the LC Commitment or the Swing Line Commitment.

(b) All accrued Facility Fees (as provided under Section 2.09) on the Commitment (in the case of a termination of the Commitment) or on the portion of the Commitment being reduced (in the case of a reduction of the Commitment) under this Section 2.10 shall be payable on the effective date of such reduction or termination.

(c) The Borrower hereby agrees to repay the outstanding principal amount of (i) all Advances in full on the Termination Date, (ii) all Swing Line Advances in accordance with Section 2.03(c)(iv) (but, in any event, no later than the Termination Date) and (iii) all other Obligations in full on the Termination Date, together with, in each case, without duplication, all accrued but unpaid interest thereon in accordance with this Agreement.

Section 2.11  Mandatory Prepayments.

(a) On each date on which the Commitment is reduced pursuant to Section 2.10, the Borrower shall repay or prepay such principal amount of the outstanding Advances, if any (together with accrued interest thereon to the date of prepayment and any compensation payable pursuant to Section 2.13), and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit outstanding on such date, as may be necessary so that after such payment and/or deposit, the Outstanding Credits do not exceed the amount of the Commitment as then reduced.

(b) On each date on which the Swing Line Commitments are reduced pursuant to Section 2.10, the Borrower shall repay or prepay such principal amount of the outstanding Swing Line Advances, if any (together with accrued interest thereon to the date of prepayment), as may be necessary so that after such payment the aggregate unpaid principal amount of Swing Line Advances does not exceed the amount of the Swing Line Commitments as then reduced.

(c) On each date on which the LC Commitments are reduced pursuant to Section 2.10, the Borrower shall provide Cash Collateral for each LC Issuing Bank in an amount equal to the amount by which the LC Outstandings for all Letters of Credit issued by such LC Issuing Bank exceeds the LC Commitment of such LC Issuing Bank as then reduced, if any.

Section 2.12  Optional Prepayments. The Borrower may, upon notice delivered to the Administrative Agent not later than 11:00 A.M. (a) on the date of prepayment in the case of any Base Rate Advance or Swing Line Advance, and (b) at least three (3) Business Days prior to such date in the case of any Eurodollar Rate Advance, prepay any such Advance, without premium or penalty, in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 (and integrals of $1,000,000 in excess thereof) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any compensation payable pursuant to Section 2.13.

Section 2.13  Compensation after Prepayment or Conversion. The Borrower shall, upon the demand of any Lender, pay to such Lender any amounts which are required to compensate such Lender for any losses (excluding losses of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Rate Advance, or from fees payable to terminate the deposits from which such funds were obtained, which may arise as a result of the optional or mandatory prepayment or Conversion of any Eurodollar Rate Advance, on any date other than the last day of the applicable Interest Period, or the failure to prepay any Advance on the date of prepayment specified in any notice of prepayment, except if arising in connection with a Lender becoming a Defaulting Lender and the replacement of such Lender pursuant to Section 2.23(b) or the termination of the Commitment of such Lender pursuant to Section 2.24(d). The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Share of the Eurodollar Rate Advances in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender delivered by such Lender to the Administrative Agent no later than twelve (12) months after the event giving rise to the claim for compensation (except that, if the Change in Law giving rise to such claim is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof) shall be promptly forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall (unless the subject of a good faith dispute by the Borrower) be payable within fifteen (15) days after demand and receipt by the Borrower of such written statement, unless such Lender shall have failed to timely give notice of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.

Section 2.14  General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Advances, the LC Fee and the Facility Fees hereunder not later than 1:00 P.M. on the date when due in federal or other funds immediately available without setoff or counterclaim to the Administrative Agent for the account of each Lender at its Lending Office. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender, at its Lending Office, its Pro Rata Share of such payment, including each Lender’s Pro Rata Share of Swing Line Advances purchased by such Lender in accordance with Section 2.03(d). If and to the extent that the Administrative Agent shall not have so distributed to any Lender, at its Lending Office, its Pro Rata Share of such payment, the Administrative Agent agrees to pay to such Lender forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Lender until the date such amount is paid to such Lender, at the Federal Funds Rate.

(b) Subject to the qualifications set forth in the definition of “Interest Period”, whenever any payment of principal of, or interest on, the Advances or of Facility Fees or the LC Fee payable hereunder shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payab1e for such extended time.

Section 2.15  Computation of Interest and Fees. All computations of interest for Base Rate Advances and Swing Line Advances determined by reference to the Base Rate, in each case when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed.

Section 2.16  Compensation, Additional Interest.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate), any Swing Line Bank or any LC Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any Swing Line Bank or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender, Swing Line Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Swing Line Bank or such other Recipient of making, Converting to, Continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such Swing Line Bank, such LC Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Swing Line Bank, LC Issuing Bank or other Recipient hereunder with respect to such Advance or Letter of Credit (whether of principal, interest or any other amount) then, upon request of such Lender, Swing Line Bank, LC Issuing Bank or other Recipient, the Borrower will pay to such Lender, Swing Line Bank, LC Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Swing Line Bank, LC Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender, Swing Line Bank or LC Issuing Bank determines that any Change in Law affecting such Lender, Swing Line Bank, or LC Issuing Bank or any lending office of such Lender, such Swing Line Bank or such Lender’s, Swing Line Bank’s or LC Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s, Swing Line Bank’s or LC Issuing Bank’s capital or on the capital of such Lender’s, Swing Line Bank’s or LC Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Swing Line Commitments of such Swing Line Bank or the Advances made by, or participations in Letters of Credit or Swing Line Advance held by, such Lender, or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender, Swing Line Bank or LC Issuing Bank or such Lender’s, Swing Line Bank’s or LC Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Swing Line Bank’s or LC

Issuing Bank’s policies and the policies of such Lender’s, Swing Line Bank’s or LC Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, Swing Line Bank or LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Swing Line Bank or LC Issuing Bank or such Lender’s, Swing Line Bank’s or LC Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, Swing Line Bank, LC Issuing Bank or other Recipient setting forth in reasonable detail the basis, method and calculations upon which such Lender, Swing Line Bank, LC Issuing Bank or other Recipient determined the amount or amounts necessary to compensate such Lender, Swing Line Bank, LC Issuing Bank, other Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, Swing Line Bank or LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender, Swing Line Bank, LC Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Swing Line Bank’s, LC Issuing Bank’s or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Swing Line Bank, LC Issuing Bank or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than four (4) months prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Subject to the requirements of Section 7.05(e), the provisions of this Section 2.16 shall be applicable with respect to any Participant or Assignee, and any calculations required by such provisions shall be based upon the circumstances of such Participant or Assignee.

Section 2.17  Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any LC Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (together with a copy of the applicable documents from the Governmental Authority imposing such Indemnified Taxes) as to the amount of such payment or liability and setting forth in reasonable detail the basis for such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 7.05(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), 2.17(g)(ii)(B) and 2.17(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, Swing Line Bank or LC Issuing Bank, the termination of the Commitments, Swing Line Commitments and LC Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18  Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a Eurodollar Rate Advance, a LIBOR Market Index Rate Advance or a Base Rate Advance as to which the interest rate is determined with reference to the LIBOR Market Index Rate or a Conversion to or Continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Advance, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that any of the means set forth in the definition of “LIBOR” or “LIBOR Market Index Rate” do not exist for ascertaining the Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Rate Advance, any LIBOR Market Index Rate Advance or any Base Rate Advance as to which the interest rate is determined with reference to the LIBOR Market Index Rate or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances during such Interest Period, or the LIBOR Market Index Rate does not adequately and fairly reflect the cost to such Lenders or Swing Line Banks, as applicable, of making or maintaining such Advances, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the

Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Rate Advances, LIBOR Market Index Rate Advances or Base Rate Advances as to which the interest rate is determined with reference to the LIBOR Market Index Rate and the right of the Borrower to Convert any Advance to or Continue any Advance as a Eurodollar Rate Advance, LIBOR Market Index Rate Advance or a Base Rate Advance as to which the interest rate is determined with reference to the LIBOR Market Index Rate shall be suspended, and the Borrower shall either (i) without regard to notice or minimum amount requirements set forth in Section 2.12, repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Advance together with accrued interest thereon (subject to Section 2.15), on the last day of the then current Interest Period applicable to such Advance; or (ii) Convert the then outstanding principal amount of each such Advance to a Base Rate Advance as to which the interest rate is not determined by reference to the LIBOR Market Index Rate as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurodollar Rate Advance, any LIBOR Market Index Rate Advance or any Base Rate Advance as to which the interest rate is determined by reference to the LIBOR Market Index Rate (such Lenders so affected, the “Affected Lenders”), such Affected Lenders shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Affected Lenders to make their respective portions of Eurodollar Rate Advances, LIBOR Market Index Rate Advances or Base Rate Advances as to which the interest rate is determined by reference to the LIBOR Market Index Rate, and the right of the Borrower to Convert such Affected Lenders’ portion of any Advance to a Eurodollar Rate Advance or Continue such Affected Lenders’ portion of any Advance as a Eurodollar Rate Advance, LIBOR Market Index Rate Advance or a Base Rate Advance as to which the interest rate is determined by reference to the LIBOR Market Index Rate shall be suspended and thereafter the Borrower may select only Base Rate Advances as to which the interest rate is not determined by reference to the LIBOR Market Index Rate hereunder with respect to such Affected Lenders’ portion of any Advances, (ii) such Affected Lenders’ portion of all Base Rate Advances shall cease to be determined by reference to the LIBOR Market Index Rate and (iii) if such Affected Lenders may not lawfully continue to maintain a Eurodollar Rate Advance or a LIBOR Market Index Rate Advance to the end of the then current Interest Period applicable thereto, such Affected Lenders’ portion of the applicable Advance shall immediately be Converted to a Base Rate Advance as to which the interest rate is not determined by reference to the LIBOR Market Index Rate for the remainder of such Interest Period.

Section 2.19  Conversion of Advances.

(a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the date of any proposed Conversion into or Continuation as Eurodollar Rate Advances and on the Business Day of any proposed Conversion into Base Rate Advances subject to the provisions of Section 2.18, Convert all Advances of one Type into Advances of another Type or Types or Continue Advances of the same Type having the same or a new Interest

Period; provided that no Advance shall be Converted to or Continued as a Eurodollar Rate Advance if any Event of Default shall have occurred and be continuing. Each such notice of a Conversion or Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation, (ii) the Advances to be Converted or Continued and (iii) with respect to any Continuation, or if such Conversion is into, or with respect to Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

(b) If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” and Section 2.19(a) or if any proposed Conversion of an Advance to a Eurodollar Rate Advance upon Conversion shall not occur as a result of the circumstances described in Section 2.18 or 2.19(c), such Advance will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance.

(c) Each notice of Conversion or Continuation given pursuant to Section 2.19(a) shall be irrevocable and binding on the Borrower. In the case of any Advance that is to be Converted to a Eurodollar Rate Advance, the Borrower shall indemnify the Lenders against any loss, cost or expense incurred by the Lenders as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Advance, upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Borrower’s obligations under this paragraph (c) shall survive the repayment of all other amounts owing to the Lenders under this Agreement and the other Loan Documents and the termination of the Commitment.

(d) References in this Section 2.19 to “Advances” and “Types of Advances” shall not include the Swing Line Advances.

Section 2.20  Set off. Each Lender, Swing Line Bank and LC Issuing Bank may at any time upon or after the occurrence and during the continuance of an Event of Default, and without notice to the Borrower, set-off against the obligations of the Borrower under this Agreement the whole or any portion or portions of any or all deposits and other sums credited by or due from such Lender, Swing Line Bank or LC Issuing Bank to the Borrower or subject to withdrawal by the Borrower, whether or not any other Person or Persons could also withdraw money therefrom; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuing Banks, the Swing Line Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender pursuant to this Agreement as to which it exercised such right of setoff. The rights of each Lender, Swing Line Bank and LC Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or LC Issuing Bank may have in law or in equity. Each Lender, Swing Line Bank and LC Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 2.21  Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) Each payment or prepayment of principal of any Advance, and each payment of interest on the Advances, shall be allocated first, to the payment or prepayment of principal of, or interest on, the Swing Line Advances (x) initially, if such payment is to satisfy the requirements of Section 2.03(c)(iv), to the applicable Swing Line Bank in accordance with Section 2.03(c)(iv) and (y) then, pro rata among the Swing Line Banks in accordance with the respective principal amounts of their outstanding Swing Line Advances; and second, pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Advances. Each payment of the Facility Fee and the LC Fee, each reduction of the Commitments and each Conversion or extension of any Advance shall be allocated pro rata among the Lenders in accordance with their Pro Rata Percentages.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its Pro Rata Share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Advances made in connection with such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The obligations of the Lenders under this Agreement to make Advances and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of any Advance requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Advance available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Advance available on the borrowing date.

Section 2.22  Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Advance or any other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Advance or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.22 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.22 to share in the benefits of any recovery on such secured claim. The provisions of this Section 2.22 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.25 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Swing Line Advances and Letters of Credit to any assignee or participant.

Section 2.23  Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.16, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or any Lender delivers notice pursuant to Section 2.18(b), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, or would eliminate or reduce the effect of any Change in Law that resulted in such notice having been delivered by such Lender pursuant to Section 2.18(b), and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.23(a), or if any Lender is a Defaulting Lender, Affected Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 7.05(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid (or caused to be paid) to the Administrative Agent the assignment fee (if any) specified in Section 7.05(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 as though such assignment were a prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law;

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi) in the case of any assignment resulting from a Lender becoming an Affected Lender, the Borrower shall have required all such Affected Lenders to assign all such interests, rights and obligations to an assignee (or assignees) that is not an Affected Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.24  Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 7.04.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 2.20) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuing Bank or Swing Line Bank hereunder; third, subject to Section 2.24(a)(v), if so determined by the Administrative Agent or requested by any LC Issuing Bank or Swing Line Bank, to Cash Collateralize the LC Issuing Banks’ and Swing Line Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the LC Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the LC Issuing Banks or the Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuing Bank or any Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or LC Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) Such Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the aggregate outstanding principal amount of the Base Rate Advances and Eurodollar Rate Advances funded by it, and (2) its Pro Rata Percentage of the stated amount of Letters of Credit and Swing Line Advances for which it has provided Cash Collateral pursuant to Section 2.25.

(B) Such Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(C) With respect to any Facility Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to sub-clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuing Bank and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuing Bank’s or Swing Line Bank’s Fronting Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. For purposes of computing the amount of each Non-Defaulting Lender’s obligation to acquire, purchase, refinance or fund participations in Letters of Credit or Swing Line Advances pursuant to Sections 2.03 and 2.04, the “Pro Rata Percentage” and “Pro Rata Share” of each such Non-Defaulting Lender shall be computed without giving effect to the Commitment of any Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the conditions set forth in Section 3.02 are satisfied (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) the aggregate amount of each Non-Defaulting Lender’s obligation to acquire, purchase, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) the Outstanding Credits of such Non-Defaulting Lender.

(v) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, at the Borrower’s election, (A) prepay Swing Line Advances in an amount equal to the Swing Line Banks’ Fronting Exposure or (B) Cash Collateralize the Swing Line Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.25 and (y) second, Cash Collateralize the LC Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.25.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Bank and each LC Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with their Pro Rata Percentages (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Bank shall be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no LC Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Termination of Defaulting Lenders. The Borrower may terminate the unused amount of the Commitment of any Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank, any Swing Line Bank or any other Lender may have against such Defaulting Lender.

(e) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.24 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each LC Issuing Bank, each Swing Line Bank or the Borrower may at any time have against, or with respect to, such Defaulting Lender. In particular, no reallocation under Section 2.24(a)(iv) shall constitute a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank, any Swing Line Bank or any Lender may have against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased Outstanding Credits following such reallocation.

Section 2.25  Cash Collateral.

(a) Defaulting Lenders Generally. At any time that there shall exist a Defaulting Lender, within two (2) Business Days following the written request of the Administrative Agent, any LC Issuing Bank (with a copy to the Administrative Agent), or any Swing Line Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the LC Issuing Banks’ Fronting Exposure or the Swing Line Bank’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to 100% of such Fronting Exposure.

(b) Grant of Security Interest. Each of the Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuing Banks and the Swing Line Banks, as applicable, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to fund participations in respect of Letters of Credit and for the Defaulting Lenders’ obligations to purchase their respective Pro Rata Shares in respect of Swing Line Advances, as applicable, to be applied pursuant to paragraph (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Swing Line Banks and/or the LC Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the outstanding Fronting Exposure, the Borrower or the applicable Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (in the case of the Borrower, after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.24 in respect of Letters of Credit shall be applied to the satisfaction of the applicable Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.24 in respect of Swing Line Advances shall be applied to the payment of the applicable Defaulting Lender’s Pro Rata Percentage purchase of Swing Line Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuing Bank’s Fronting Exposure or Swing Line Bank’s Fronting Exposure shall be promptly released following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as applicable, its assignee following compliance with Section 7.05(b)(vii))), or (ii) the determination by the Administrative Agent and each LC Issuing Bank or Swing Line Bank, as applicable, that there exists excess Cash Collateral; provided that, subject to Section 2.24 the Person providing Cash Collateral and each LC Issuing Bank or Swing Line Bank, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.01  Conditions Precedent to Initial Extension of Credit. The obligation of the Lenders to make Advances on the occasion of the initial Borrowing, of any Swing Line Bank to make the initial Swing Line Advance and of any LC Issuing Bank to issue the first Letter of Credit (including the deemed issuance of the Existing Letters of Credit hereunder) is subject to the condition that, on or prior to the date of such first Extension of Credit, the Administrative Agent shall have received the following, each dated as of the same date (unless otherwise indicated), and each in form and substance reasonably satisfactory to the Administrative Agent:

(a) this Agreement, duly executed by the Borrower, each of the Lenders and the Administrative Agent and acknowledged by the Parent;

(b) if requested by any Lender, a Note, payable to such Lender, duly completed and executed by the Borrower;

(c) all documents that the Administrative Agent and the Lenders may reasonably request relating to the existence of the Borrower and the Parent, the corporate authority for and the validity of this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, including a certificate of incumbency of each of the Borrower and the Parent, signed by the Secretary or an Assistant Secretary of the Borrower and the Parent, certifying as to the names, true signatures and incumbency of the officer or officers authorized to execute and deliver the Loan Documents (other than the Support Agreement) to which each is a party and attaching certified copies of the following items: (i) the Support Agreement and the Financial Services Agreement, (ii) the Borrower’s and the Parent’s Certificates of Incorporation, (iii) the Borrower’s and the Parent’s By-laws, (iv) the actions taken by the board of directors of the Borrower and the Parent authorizing the Borrower’s and the Parent’s execution, delivery and performance of this Agreement and the other Loan Documents (other than the Support Agreement) to which each is a party, and (v) all governmental and other third party consents or approvals (if any) required in connection with the execution, delivery and performance of the Loan Documents (other than the Support Agreement) by the Borrower and the Parent;

(d) an opinion of General Counsel or Securities Counsel of the Borrower and the Parent;

(e) an opinion of Reed Smith LLP, counsel for the Borrower and the Parent;

(f) certificates of the Secretary of State of Delaware as to the good standing of the Borrower and the Parent as Delaware corporations;

(g)(i) the unaudited balance sheet of the Borrower as of December 31, 2011 and the related unaudited statements of income and cash flows for the Fiscal Year then ended, and (ii) the unaudited balance sheets of the Borrower as of March 31, 2012 and June 30, 2012 and the related unaudited statements of income and cash flows for such periods;

(h) at least five (5) Business Days prior to the Closing Date, documentation and other information requested by the Administrative Agent from the Borrower and the Parent in order to comply with requirements of the Act;

(i) payment of all (i) fees due to the Administrative Agent, the Joint Lead Arrangers and the Lenders set forth in the Fee Letters and (ii) reasonable fees and expenses of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid and invoiced to the Borrower prior to or on the Closing Date;

(j) evidence that all outstanding Debt of the Borrower under the Existing Credit Agreement shall be repaid in full (or cash collateralized in accordance with the terms thereof) and commitments thereunder terminated and the Administrative Agent shall have received evidence of such repayment (or cash collateralization) and termination; and

(k) such other documents, approvals, and opinions as may be mutually agreed by the Borrower and the Administrative Agent.

Section 3.02  Conditions to All Extensions of Credit. The obligation of the Lenders to make (but not Continue or Convert) Advances on the occasion of each Borrowing, of each Swing Line Bank to make a Swing Line Advance and of each LC Issuing Bank to issue, extend or increase the stated amount of Letters of Credit, including the first Extension of Credit (including the deemed issuance of the Existing Letters of Credit hereunder), is subject to the satisfaction of the following conditions:

(a) the Administrative Agent shall have received a Notice of Borrowing, Notice of Swing Line Borrowing or Request for Issuance, as applicable;

(b) all representations and warranties of the Borrower contained in Article IV of this Agreement (other than the representations and warranties set forth in Sections 4.04 and 4.05(b) which shall only be made and need only be true on the Closing Date) shall be true in all material respects as if made on and as of the date of such Extension of Credit (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date, and except for any representation and warranty that is qualified by materiality or reference to Material Adverse Change, in which case such representation and warranty shall be true in all respects as of such earlier date);

(c) immediately prior to and immediately after such Extension of Credit, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

(d) immediately after such Extension of Credit, the Outstanding Credits will not exceed the aggregate Commitment.

The making of each Extension of Credit (other than any Conversion or Continuation of an Advance) shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit that the conditions specified in paragraphs (b), (c) and (d) above have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01  Corporate Existence and Status. Each of the Borrower, the Parent and each Significant Subsidiary of the Parent has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change. Each of the Borrower, the Parent and each Significant Subsidiary of the Parent has all corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.02  Corporate Power and Authority; Enforceability. The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party (i) are within the Borrower’s and the Parent’s respective corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement and the other Loan Documents to which the Borrower or the Parent is a party constitute valid and binding agreements of the Borrower and the Parent, as the case may be, enforceable in accordance with their respective terms, and the Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except, in each case, as the enforceability hereof and thereof may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws applicable to creditors’ rights or the collection of debtors’ obligations generally and equitable principles of general applicability.

Section 4.03  Non-Violation.

(a) The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party (i) do not conflict with, result in a breach of or constitute a default under any provision of the articles of incorporation or by-laws (or other analogous formation documents) of the Borrower or the Parent, (ii) do not conflict with, result in a breach of or constitute a default under any provision of any material contract, agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Parent, except to the extent such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change and (iii) do not result in the creation or imposition of any Lien on any asset of the Borrower, the Parent or any Significant Subsidiary of the Parent (other than Permitted Liens).

(b) The execution and delivery by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party and the incurring and repayment by the Borrower of the Obligations under the Credit Agreement and the performance by the Parent of the Support Agreement do not violate any law, rule or regulation applicable to the Borrower or the Parent, as applicable.

(c) The performance by the Borrower of its other obligations under this Agreement and the other Loan Documents to which it is a party does not violate any law, rule or regulation applicable to the Borrower except where such violation would not reasonably be expected to have a Material Adverse Change.

Section 4.04  Litigation. There are no pending or, to the knowledge of the Borrower, threatened actions or proceedings (including any Environmental Proceedings) affecting the Borrower, the Parent or any Subsidiary of the Parent before any court, governmental agency or arbitrator, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

Section 4.05  Financial Information.

(a) The consolidated balance sheet of the Parent and its Subsidiaries, as of December 31, 2011, and the related statements of income and cash flows for the Fiscal Year then ended, reported on by independent public accountants of nationally recognized standing (copies of which have been delivered to the Lenders), fairly present, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries, as of such date, and of their results of operations and cash flows for such period stated.

(b) Since December 31, 2011, there has been no Material Adverse Change.

Section 4.06  Approvals. The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party require no action by or in respect of, or filing with, any governmental body, agency or official or any other Person except where the failure to obtain such approval or such violation would not reasonably be expected to result in a Material Adverse Change.

Section 4.07  Use of Proceeds. The proceeds of the Advances and the Letters of Credit will be used by the Borrower for working capital and other general corporate purposes of the Parent and its Subsidiaries (including repayment of the Debt evidenced by the Existing Credit Agreement on the Closing Date).

Section 4.08  Investment Company Act; Margin Regulations. Each of Parent and the Borrower is either not an “investment company” under the Investment Company Act of 1940 (the “Investment Company Act”) or is exempt from all provisions of the Investment Company Act. Neither the Borrower, the Parent nor any Subsidiary of the Parent will apply the proceeds of any of the Advances, directly or indirectly, for the purpose, either immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, except in compliance with Section 5.02(d).

Section 4.09  Compliance with Laws. Each of the Borrower, the Parent and each Subsidiary of the Parent is in compliance with all applicable laws, regulations and similar requirements of governmental authorities (including the Act and all Environmental Requirements), except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Change.

Section 4.10  Compliance with ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Change, the Borrower, the Parent, each Significant Subsidiary of the Parent and each other member of the Controlled Group of the foregoing have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC (other than for current premiums, which have been paid when due) or a Plan under Title IV of ERISA (other than liabilities for benefits and administration and operational expenses incurred in the ordinary course of Plan operations). No Plan of the Borrower, the Parent, any Significant Subsidiary of the Parent or any other member of the Controlled Group of the foregoing has been determined to be, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). No Multiemployer Plan is, or is expected to be, insolvent (within the meaning of ERISA Section 4245), in reorganization (within the meaning of ERISA Section 4241), or in “critical” status (within the meaning of ERISA Section 304).

(b) All contributions (if any) that the Borrower, the Parent, any Significant Subsidiary of the Parent or any other member of the Controlled Group of the foregoing have been required to make to a Multiemployer Plan have been duly and timely made and none of Borrower, Parent, any Significant Subsidiary of the Parent or any other member of the Controlled Group of the foregoing has incurred any material liability with respect to any Multiemployer Plan other than to make contributions as and when due. None of the Borrower, the Parent, any Significant Subsidiary of the Parent nor any member of the Controlled Group of the foregoing has incurred any Withdrawal Liability that has not been fully paid.

Section 4.11  Environmental Matters. Neither the Borrower, the Parent nor any Significant Subsidiary of the Parent is subject to any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

Section 4.12  Taxes. There have been filed on behalf of the Borrower, the Parent and each Significant Subsidiary of the Parent all United States federal, state, provincial and local income, excise, property and other material tax returns that are required to be filed by the Borrower, the Parent and such Significant Subsidiary of the Parent, and all taxes shown to be due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower, the Parent and such Significant Subsidiary of the Parent have been, or within the times required by law will be, paid except (i) where the amount or validity thereof currently is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower, the Parent or such Significant Subsidiary of the Parent, as the case may be, or (ii) where failure to file or nonpayment would not reasonably be expected to result in a Material Adverse Change.

Section 4.13  No Defaults. Neither the Borrower, the Parent nor any Significant Subsidiary of the Parent is in default under or with respect to any material agreement, instrument or undertaking (other than in respect of Debt) to which it is a party, or by which it or any of its properties is bound which would reasonably be expected to result in a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

Section 4.14  Ownership of Borrower and Operating Utilities. The Parent owns directly or indirectly (i) 100% of the Common Stock of the Borrower and (ii) at least 50% of the Common Stock of each Operating Utility, in each case, free and clear of any Lien other than Permitted Liens.

Section 4.15  Ownership of Properties and Assets. Each of the Borrower, the Parent and each Significant Subsidiary of the Parent has title to its properties and assets sufficient for the conduct of its respective business, except where the failure to have such title would not reasonably be expected to result in a Material Adverse Change.

Section 4.16  Full Disclosure. No written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by the Borrower and the Parent to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement and the Loan Documents or any transaction contemplated hereby or thereby (when taken as a whole for the purposes for which such information is given and read together with all other previously provided information), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that in the case of projections, such projections were prepared in good faith based on estimates and assumptions believed by the Borrower and the Parent to be reasonable at the time made.

Section 4.17  OFAC. None of the Borrower, the Parent or any Subsidiary of the Parent: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance and the Letters of Credit will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.18  Margin Stock. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock.

ARTICLE V

COVENANTS

Section 5.01  Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower agrees as follows:

(a) Parent Financial Reporting. The Borrower will cause the Parent to deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(i) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of nationally recognized standing, with such report to be free of any “going concern” or similar qualification or exception or any qualification as to the scope of such audit;

(ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statement of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified by a Financial Officer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Parent and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes; and

(iii) no later than five (5) Business Days following the delivery of each set of financial statements referred to in Sections 5.01(a)(i) and 5.01(a)(ii), a certificate of a Financial Officer of the Parent demonstrating and certifying compliance with the financial covenant set forth in Section 5.01(i).

(b) Borrower Financial Reporting. The Borrower will deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(i) as soon as available and in any event within 90 days after the end of each Fiscal Year, a balance sheet of the Borrower as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by a Financial Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower as of the date indicated and the results of operations of the Borrower for such Fiscal Year;

(ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a balance sheet of the Borrower as of the end of such Fiscal Quarter and the related statement of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified by a Financial Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower as of their respective dates and the results of operations of the Borrower for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes; and

(iii) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(b)(i) and 5.01(b)(ii), a certificate of a Financial Officer of the Borrower stating whether, to the knowledge of such Financial Officer, any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower or the Parent, as applicable, is taking or proposes to take with respect thereto.

(c) Other Reporting Requirements. The Borrower will, and will cause the Parent to, deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(i) within five (5) Business Days after a Responsible Officer of the Borrower or the Parent becomes aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower or the Parent, as applicable, setting forth the details thereof and the action which the Borrower or the Parent, as applicable, is taking or proposes to take with respect thereto;

(ii) promptly upon the filing thereof with the SEC, copies of all reports with respect to material litigation which the Borrower, the Parent or any Subsidiary of the Parent files with the SEC;

(iii) within five (5) Business Days after the furnishing thereof, copies of all financial statements and reports sent to the stockholders of the Parent generally, and promptly upon the filing thereof with the SEC, notice by electronic mail of the filing of any financial statements and reports which the Parent filed with the SEC (other than reports referred to in Sections 5.01(a)(i), 5.01(a)(ii) and 5.01(c)(ii));

(iv) promptly upon receipt thereof, notice of any downgrade in the S&P Rating or the Moody’s Rating of the Borrower;

(v) simultaneously with the delivery of the certificate referred to in Section 5.01(a)(iii), if any Subsidiary has become or ceased to be a Significant Subsidiary, a revised Schedule II disclosing the Significant Subsidiaries as of the date of such certificate;

(vi) prompt notice of any proposed waiver, amendment, supplement or other modification of any term or condition of the Support Agreement;

(vii) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including the Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(viii) if reasonably requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent evidence of compliance with the Margin Regulations; and

(ix) from time to time such additional information regarding the business, financial condition or results of operations of the Borrower, the Parent or the Significant Subsidiaries of the Parent as the Administrative Agent and the Lenders may reasonably request.

(d) Compliance with Laws and Contractual Obligations.

(i) The Borrower will, and will cause the Parent and the Subsidiaries of the Parent to, comply with the requirements of all applicable laws (including ERISA and Environmental Requirements), rules, regulations and orders, the failure to comply with which would reasonably be expected to result in a Material Adverse Change. Not in limitation of the foregoing, the Borrower will, and will cause the Parent, each Significant Subsidiary of the Parent and each other member of the Controlled Group of the foregoing to make all payments to each Plan of the Borrower, the Parent, any Significant Subsidiary of the Parent or any other member of the Controlled Group of the foregoing necessary for such Plan to not be determined to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

(ii) The Borrower will, and will cause the Parent and the Significant Subsidiaries of the Parent to, comply with the requirements of all material contractual obligations (other than Debt) to which it is a party, except (A) where the necessity of such compliance currently is being contested in good faith by appropriate proceedings and reserves in conformity with, and to the extent required by, GAAP with respect thereto have been provided on the books of the Borrower, the Parent or any Significant Subsidiary of the Parent, as the case may be, or (B) where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

(e) Payment of Taxes. The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations (other than Debt) which, if unpaid, might become a Lien against the Properties of the Borrower, the Parent or such Significant Subsidiary, except (i) liabilities that are currently being contested in good faith by appropriate proceedings and reserves in conformity with, and to the extent required by, GAAP with respect thereto have been provided on the books of the Borrower, the Parent or such Significant Subsidiary, as the case may be, or (ii) where the failure to pay would not reasonably be expected to result in a Material Adverse Change.

(f) Maintenance of Insurance. The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, maintain with financially sound and reputable insurance companies, insurance on its Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business as the Borrower, the Parent or such Significant Subsidiary of the Parent, as the case may be.

(g) Maintenance of Properties; Inspection of Property, Books and Records.

(i) Except as permitted by Section 5.02(b), the Borrower will, and will cause the Parent and the Significant Subsidiaries of the Parent to, maintain all of its Properties and assets necessary and material to its business in good condition, repair and working order, ordinary wear and tear excepted, in accordance with standards observed by companies engaged in the same or similar business and similarly situated as the Borrower, the Parent or such Subsidiaries of the Parent, as the case may be, except where the failure to so maintain its respective Properties and assets would not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 5.01(g)(i) shall prevent the Borrower, the Parent or any Significant Subsidiary of the Parent from discontinuing the operation or maintenance of any such Properties or assets or disposing of such Properties or assets if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of the Parent or any such Significant Subsidiary.

(ii) The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, (A) keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities and (B) permit representatives of the Administrative Agent (and any Lender in attendance with the Administrative Agent) to visit and inspect any of its Properties at reasonable business hours upon reasonable notice, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its respective officers, employees and independent public accountants; provided that (w) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall conduct such visits and inspections at its (and the applicable Lenders’) expense and not exercise such rights more often than one (1) time during any calendar year; (x) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and any Lender may do any of the foregoing at the expense of the Borrower and at any time without advance notice; (y) any such visits or inspections shall be subject to such conditions as the Borrower, the Parent and each Significant Subsidiary of the Parent, as the case may be, shall deem necessary based on reasonable considerations of safety and security; and (z) neither the Borrower, the Parent or any Significant Subsidiary of the Parent shall be required to disclose any information that is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable person to prevent the loss of such privilege or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.

(h) Maintenance of Existence.

(i) The Borrower will, and will cause the Parent to, maintain its corporate existence except as permitted under
Section 5.02(b).

(ii) The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to maintain all rights, franchises, licenses and privileges necessary to the conduct of its business, except (x) as permitted under Section 5.02(b) and (y) where the failure to take such action would not reasonably be expected to result in a Material Adverse Change.

(i) Debt Capitalization. The Borrower will cause the Parent to maintain at the end of each Fiscal Quarter a ratio of Consolidated Total Debt to Consolidated Total Capitalization of not more than 0.70 to 1.0.

Documents required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) (other than Section 5.01(c)(ii)) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 7.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent by facsimile or electronic mail (which shall promptly provide notice to the Lenders in accordance with its customary practice) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the compliance certificates required by Sections 5.01(a)(iii) and 5.01(b)(iii) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower and the Parent hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the LC Issuing Banks materials and/or information provided by or on behalf of the Borrower and the Parent hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Parent or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that if (x) the Borrower has clearly and conspicuously marked any Borrower Materials

“PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof or (y) the Borrower Materials have been filed with the SEC without a request of confidential treatment, (A) the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the LC Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the Parent or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 7.06); (B) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (C) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 5.02  Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower agrees as follows:

(a) Restrictions on Liens. The Borrower shall not, and shall not cause or permit the Parent or any Significant Subsidiary of the Parent to create, incur, assume or suffer to exist, any Lien on or with respect to any of its respective Property, whether now owned or hereafter acquired, except Permitted Liens.

(b) Consolidations; Mergers; Etc. Neither the Borrower nor the Parent shall consolidate or merge with or into, or sell, lease or otherwise transfer all or substantially all of its assets, taken as a whole, to any other Person; provided that (i) the Parent may consolidate or merge with another Person so long as (A) the Parent is the Person surviving or continuing after the completion of such consolidation or merger; (B) after giving effect to such consolidation or merger, the S&P Rating and the Moody’s Rating of the Parent is BBB-/Baa3 or higher; and (C) immediately after giving effect to such consolidation or merger, no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower may consolidate or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, the Parent so long as (A) in the case of a consolidation or merger, the Parent is the Person surviving or continuing after the completion of such consolidation or merger; (B) the Parent directly assumes all of the Borrower’s obligations under the Loan Documents in accordance with documentation reasonably acceptable to the Administrative Agent; and (C) immediately after giving effect to such consolidation, merger, sale, lease or transfer, no Default or Event of Default shall have occurred and be continuing.

(c) Sale-Leaseback Transactions. The Borrower will not, and will not allow Parent or any Significant Subsidiary of the Parent to, enter into any Sale and Leaseback Transaction unless:

(i) the aggregate amount of the Attributable Debt of the Borrower, the Parent and the Significant Subsidiaries of the Parent in respect of Sale and Leaseback Transactions then outstanding would not exceed 15% of Consolidated Tangible Total Assets, or

(ii) the Borrower, the Parent or such Significant Subsidiary, within six (6) months of the applicable Sale and Leaseback Transaction, retires an amount of secured Debt which is not subordinate to the Obligations in an amount equal to the greater of (A) the net proceeds of the sale or transfer of the property or other assets that are the subject of such Sale and Leaseback Transaction or (B) the fair market value of the property leased pursuant to such Sale and Leaseback Transaction;

provided that this Section 5.02(c) shall not apply to any Sale and Leaseback Transaction which (x) is for an initial term of three (3) years or less or (y) which has a sale price of (A) $1,000,000 or less, individually or (B) $20,000,000 or less in the aggregate.

(d) Use of Proceeds. No part of the proceeds of any of the Advances or Letters of Credit will be used for any purpose which violates the provisions of the Margin Regulations. The proceeds of the Advances shall not be used for any purpose other than as specified in Section 4.07.

(e) Support Agreement. Subject to Section 7.04(viii), the Borrower shall not, and shall not cause or permit the Parent to: (i) cancel or terminate the Support Agreement or (ii) amend or otherwise modify the terms of the Support Agreement, except for amendments and modifications that do not adversely affect the rights of the Lenders hereunder, in each case, without the prior written consent of the Lenders.

(f) Change in Nature of Business. Except as permitted by Section 5.02(b), the Borrower shall not engage in any business, operations or activities (whether directly, through a joint venture, in connection with a permitted acquisition or otherwise) other than financing activities for and on behalf of the Parent and the other Subsidiaries of the Parent.

ARTICLE VI

DEFAULTS

Section 6.01  Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance or Reimbursement Obligation on the date such payment is due, or (ii) interest on any Advance or Reimbursement Obligation or any other Obligation, within five (5) Business Days of the date such payment is due; or

(b) the Borrower shall fail to observe or perform (or shall fail to cause the Parent and its Subsidiaries or Significant Subsidiaries, as applicable, to observe or perform) any covenant or agreement contained in Section 5.01(c)(i), 5.01(h)(i), 5.01(i) or 5.02; or

(c) the Borrower shall fail to observe or perform (or shall fail to cause the Parent and its Subsidiaries or Significant Subsidiaries, as applicable, to observe or perform) any covenant or agreement contained in this Agreement (other than those covered by Section 6.01(a) or 6.01(b)) and such failure shall continue for a period of thirty (30) days after the earlier of (i) the Borrower’s delivery of notice thereof to the Administrative Agent and (ii) written notice thereof has been given to the Borrower by the Administrative Agent or any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or by the Borrower or the Parent under any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made); or

(e) the Borrower, the Parent or any Significant Subsidiary of the Parent shall fail to pay any principal of or premium or interest on any Debt (excluding Debt evidenced by this Agreement and any Notes, but including, for purposes of this provision, obligations of the Parent under Section 4 of the Support Agreement) in an aggregate amount in excess of (i) $50,000,000, in the case of the Borrower, (ii) $50,000,000, in the case of the Parent or any Significant Subsidiary other than the Borrower or (iii) $100,000,000, in the aggregate, in the case of all of the Significant Subsidiaries of the Parent, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of (with the giving of notice and/or lapse of time, if required), the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that if such failure, default, event or condition shall be cured by the Borrower, the Parent or such Significant Subsidiary or waived by the holders of such Debt and any acceleration of maturity having resulted from such failure, default, event or condition shall be rescinded or annulled, in each case in accordance with the terms of such agreement or instrument, without any modification of the terms of such Debt requiring the Borrower, the Parent or such Significant Subsidiary to furnish additional or other security therefor, furnish additional or other guarantees thereof, reduce the average life to maturity thereof, increase the principal amount thereof or the interest rate thereon, or any agreement by the Borrower, the Parent or such Significant Subsidiary to furnish additional or other security therefor, furnish additional or other guarantees thereof, or to issue Debt in lieu thereof which is secured by additional or other collateral or additional or other guarantees or with a shorter average life to maturity or in a greater principal amount or with a greater interest rate thereon, then any default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived unless payment of the Advances hereunder has been accelerated prior to such cure or waiver; or

(f) the Parent shall default in the performance or observance of any obligation or condition under Section 3 of the Support Agreement as of the last day of any Fiscal Year or Fiscal Quarter of the Borrower; provided that any such default shall not be an Event of Default unless the Borrower has tangible net worth (total assets less liabilities less intangible assets as of such last day), as determined for purposes of the Support Agreement and after giving effect to period-end adjustments in accordance with GAAP, of less than negative $100,000; or

(g) the Borrower, the Parent or any Significant Subsidiary of the Parent shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against the Borrower, the Parent or any Significant Subsidiary of the Parent seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief in such case or proceeding shall be entered against the Borrower, the Parent or any such Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i) one or more judgments or orders for the payment of money in an aggregate amount (to the extent not paid or insured) in excess of (i) $25,000,000, in the case of the Borrower, (ii) $50,000,000, in the case of the Parent or any Significant Subsidiary other than the Borrower or (iii) $100,000,000, in the aggregate, in the case of all of the Significant Subsidiaries of the Parent, shall be rendered against the Borrower, the Parent or any such Significant Subsidiary, and such judgment or order shall continue without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof; or

(j)(i) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan of the Borrower, the Parent, any Significant Subsidiary or any other member of the Controlled Group of the foregoing or any Multiemployer Plan or a proceeding shall be instituted by a fiduciary of any such Plan or Multiemployer Plan to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (ii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Multiemployer Plan must be terminated; or (iii) the Borrower, the Parent or any such Significant Subsidiary, or any member of the Controlled Group of the foregoing shall incur any Withdrawal Liability in the aggregate in excess of $25,000,000, with respect to one or more Multiemployer Plans; or

(k) any material provision of the Support Agreement shall become unenforceable, or any court or governmental or regulatory body having jurisdiction over the Parent, shall assert the unenforceability of any such provision in writing, or the Parent contests in any manner the validity or enforceability of any such provision; or

(l) a Parent Change of Control shall occur; or

(m) except as permitted by Section 5.02(b), the Parent shall cease to own, directly or indirectly, 100% of the Common Stock of the Borrower;

then, and in every such event, the Administrative Agent, on behalf of the Lenders, the Swing Line Banks and the LC Issuing Banks, may, with the consent of the Required Lenders (or shall at the request of the Required Lenders), by notice to the Borrower: terminate the Commitment, the Swing Line Commitment and the LC Commitment and each shall thereupon terminate and declare the Advances (together with accrued interest thereon) and the Reimbursement Obligations and all other Obligations to be, and the Advances (together with all accrued interest thereon), Reimbursement Obligations and all other Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in Section 6.01(g) or 6.01(h) occurs with respect to the Borrower or the Parent, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, Swing Line Bank or LC Issuing Bank, the Commitment, the Swing Line Commitment and the LC Commitment shall thereupon automatically terminate and the Advances (together with accrued interest thereon) and all other Obligations shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02  Cash Collateral Account. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to Section 6.01 shall affect the obligation of any LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit; provided that upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to 102% of the aggregate maximum amount available to be drawn under all Letters of Credit outstanding at such time. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by the Administrative Agent for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders, the LC Issuing Banks and the Swing Line Banks, a Lien on, and hereby assigns to the Administrative Agent for the benefit of the Lenders, the LC Issuing Banks and the Swing Line Banks all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit or repayment obligations in respect of the Swing Line Advances, as applicable. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may, and, upon the Borrower’s request, shall, apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable. Upon the earlier to occur of (a) payment in full, after the termination of the Letters of Credit, of all such Obligations and

(b) the date on which all Events of Default shall have been cured or waived, the Administrative Agent will repay and reassign to the Borrower any cash then on deposit in the Cash Collateral Account, and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

Section 6.03  Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 7.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 7.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission or similar writing) and shall be given to such party at its address, or telecopy number or other electronic transmission set forth, in the case of the Borrower, the Parent, the Administrative Agent, the Lenders, the Swing Line Banks and the LC Issuing Banks on the signature pages hereto (including, in the case of the Borrower, the Borrower’s website) or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the Borrower and the Administrative Agent.

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified as provided in this Section and the appropriate confirmation is received, (ii) if given by e-mail, when transmitted to the email address specified in this Section and a written confirmation of such communication is given by some other method specified in this Section is also given, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address specified as provided in this Section; provided that (x) Notices of Borrowings to the Administrative Agent and Notices of Swing Line Borrowings to the applicable Swing Line Bank under Article II shall not be effective until received and (y) notices delivered by telecopy or e-mail, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders and the LC Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or LC Issuing Bank pursuant to Article II if such Lender or LC Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 7.02  No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03  Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers and their Affiliates (including the reasonable and documented fees and expenses of counsel for the Administrative Agent), in connection with the syndication of the credit facility evidenced by this Agreement, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (other than the Support Agreement) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) without duplication of any fees separately agreed to by the Borrower, all reasonable and documented out of pocket expenses incurred by any LC Issuing Bank (other than overhead expenses and other similar expenses) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out of pocket expenses incurred by the Administrative Agent, any Lender, any Swing Line Bank or any LC Issuing Bank (including the documented fees and expenses of any counsel for the Administrative Agent, any Lender, any

Swing Line Bank or any LC Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advance made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit; provided that the Borrower shall only be required to pay the fees and expenses for (x) one (1) outside counsel for the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks, (y) any local and/or regulatory counsel in any applicable jurisdiction for the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks and (z) in the case of a conflict of interest between one or more of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks, such additional counsel as may be reasonably necessary.

(b) The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Lender, each Swing Line Bank and each LC Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or the Parent) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, the Parent or any of its Subsidiaries, or any Environmental Proceeding or Environmental Liability related in any way to the Borrower, the Parent or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, the Parent or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any claim arising from an Environmental Proceeding or Environmental Liability), investigation, litigation or other proceeding (whether or any Indemnitee is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Advances, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable and documented attorneys’ fees; provided that such indemnity shall (x) not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (1) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (2) to have resulted from a claim brought by the Borrower or the Parent against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document and (y) be limited in the case of attorneys’ fees and expenses to (1) one (1) outside counsel for the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks, (2) any local and/or regulatory counsel in any applicable jurisdiction for the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks and (3) in the case of a conflict of interest between one or more of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Lenders, the Swing Line Banks and the LC Issuing Banks, such additional counsel as may be reasonably necessary. This Section 7.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any LC Issuing Bank, any Swing Line Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such LC Issuing Bank, such Swing Line Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate outstanding Commitments, or if there are no Commitments outstanding, the outstanding principal amount of the Advances, at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any LC Issuing Bank or Swing Line Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such LC Issuing Bank or such Swing Line Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such LC Issuing Bank or any such Swing Line Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.21(c).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof. To the fullest extent permitted by applicable law, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof; provided that this waiver shall in no way limit the Borrower’s indemnification obligations in Section 7.03(b) to the extent of any claim by any Person other than the Borrower, the Parent or any Indemnitee or its Related Parties for any of the foregoing to the extent such claim would be covered by Section 7.03(b).

Section 7.04  Amendments, Waivers and Consents.

(a) Neither this Agreement nor any other Loan Document (other than the Support Agreement (except as provided in clause (viii) below)) nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders, the Borrower and the Parent; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(i) extend the final maturity of any Advance, or any portion thereof (except pursuant to Section 2.06),

(ii) reduce the rate or extend the time of payment of interest (other than a waiver or rescission of the application of the default rate of interest) or fees hereunder;

(iii) reduce or waive repayment of the principal amount of any Advance,

(iv) extend the Commitment of a Lender or increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that none of (A) a waiver of any Default or Event of Default, (B) the extension of the Commitment of any other Lender in accordance with Section 2.06 or (C) the increase of the Commitment of any other Lender in accordance with Section 2.05, shall, in any case, constitute a change in the terms of the Commitment of such Lender),

(v) release the Borrower from all its obligations under the Loan Documents except as permitted hereby,

(vi) reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders”,

(vii) consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under (or in respect of) the Loan Documents except as permitted hereby or thereby,

(viii)(x) terminate or otherwise cancel the Support Agreement or (y) amend or otherwise modify the terms of the Support Agreement in any manner that, in the case of this clause (y), adversely affects the rights of such Lender, or

(ix) amend or otherwise modify this Section 7.04.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuing Banks in addition to the Lenders required above, affect the rights or duties of the LC Issuing Banks under this Agreement or any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Banks in addition to the Lenders required above, affect the rights or duties of the Swing Line Banks under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In connection with any proposed amendment, change or waiver (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (a) above being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate (or to execute a Power of Attorney to the Administrative Agent for the Administrative Agent to assign and delegate on such Non-Consenting Lender’s behalf) without recourse (in accordance with and subject to the restrictions contained in Section 7.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and any relevant Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit payments that have not been reimbursed, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 7.05(b)(iv). Notwithstanding anything to the contrary in this Agreement, the return of the Note held by any such Non-Consenting Lender is not a condition to the effectiveness of any assignment pursuant to this Section 7.04(b).

Section 7.05  Benefit of Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, except as permitted by Section 5.02(b), the Borrower may not assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.05.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances, its Notes, and its Commitment); provided that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender of any portion of its Advances shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Advances, and each such assignment by a Lender of any portion of its Advances shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Lender’s Advances;

(iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Note subject to such assignment and a processing fee of $3,500;

(v) except for any (A) Swing Line Bank which is a Lender being replaced pursuant to Section 2.23(b), and (B) any LC Issuing Bank which (1) is a Lender being replaced pursuant to Section 2.23(b) and (2) has no Letters of Credit issued by it on such date of replacement, the consents of each LC Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(vi) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share and participations in Letters of Credit and Swing Line Advances in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon the consummation of any assignment pursuant to this Section 7.05, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. Each assignee shall deliver to the Borrower and the Administrative Agent certification as to an exemption from or reduction of withholding of Taxes in accordance with Section 2.17(g). To the extent that an assignment of all or any portion of a Lender’s Commitment pursuant to this Section 7.05 would, at the time of such assignment, result in increased costs under Section 2.16 or 2.17 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) The Administrative Agent shall maintain at its address referred to in Section 7.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Advance or other obligations shall be effective only upon an entry with respect thereto being made in the Register.

(d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Each Lender may sell participations to one or more Persons (each a “Participant”) in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or its Advances); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower hereunder owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority for such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and Participants), subject, however, to the provisions of Section 7.06.

Section 7.06  Confidentiality. Each of the Administrative Agent, the Lenders, the Swing Line Banks and the LC Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed and required to keep such Information confidential and not to use such Information except in connection with the transactions contemplated by the Loan Documents, and it being further understood that each of the Administrative Agent, the Lenders, the Swing Line Banks and the LC Issuing Banks will be responsible for any disclosure or use of such Information by its Affiliates and its employees, officers and directors in a manner not permitted by this Section); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that except in connection with any routine bank examination of the Administrative Agent, such Lender, such Swing Line Bank or such LC Issuing Bank, such Person or Related Party shall (to the extent permitted by any regulatory authority), at the expense of the Borrower, provide the Borrower and the Parent with prompt (and to the extent practicable, prior) notice of such requested disclosure so that the Borrower or Parent may seek a protective order or other appropriate remedy and, in any event, such Person or Related Party shall provide only that portion of such Information that in the reasonable judgment of such Person or Related Party, as the case may be, is relevant, advisable or legally required to be provided, to the extent practicable; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent, such Lender, such Swing Line Bank or such LC Issuing Bank, as applicable, shall (to the extent legally permitted to do so), at the expense of the Borrower, provide the Borrower and the Parent with prompt (and to the extent practicable, prior) notice of such requested disclosure so that the Borrower or Parent may seek a protective order or other appropriate remedy and, in any event, the Administrative Agent, such Lender, such LC Issuing Bank or such LC Issuing Bank shall provide only that portion of such Information that in the reasonable judgment of such Person is relevant, advisable or legally required to be provided, to the extent practicable; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower Party (as defined below) that is not known by the Administrative Agent, such Lender, such Swing Line Bank, such LC Issuing Bank or such Affiliate to be prohibited from disclosing such information to it by a contractual, legal or fiduciary obligation to the Borrower, the Parent or any of their respective Subsidiaries or Affiliates. For purposes of this Section, “Information” means all information received from any Borrower Party relating to the Borrower, the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any LC Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For purposes of this Section, “Borrower Party” means the Borrower, the Parent or any Subsidiary, Affiliate, attorney, accountant, auditor, advisor or agent of the Borrower or the Parent.

Section 7.07  Representation by Lender. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided that, subject to Sections 2.23 and 7.05, the disposition of the Advances owed to such Lender and the Notes held by such Lender shall at all times be within its exclusive control.

Section 7.08  Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of New York.

Section 7.09  Consent to Jurisdiction; Waiver of Jury Trial.

(a) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of such Person in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, may be brought and maintained in the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any LC Issuing Bank or any Swing Line Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(b) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, THE SWING LINE BANKS, THE LC ISSUING BANKS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE SWING LINE BANKS, THE LC ISSUING BANKS, THE BORROWER OR THE PARENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS, THE SWING LINE BANKS AND THE LC ISSUING BANKS ENTERING INTO THIS AGREEMENT.

Section 7.10  Interpretation. No provision of this Agreement or any other Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

Section 7.11  Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.12  Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto in respect of the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties or any of them in respect of such transactions.

Section 7.13  USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Parent, which information includes the name and address of the Borrower and the Parent and other information that will allow such Lender to identify the Borrower and the Parent in accordance with the Act.

ARTICLE VIII

AGENCY PROVISIONS

Section 8.01  Appointment. Each Lender, Swing Line Bank and LC Issuing Bank hereby designates and appoints Wells Fargo, as Administrative Agent of such Person to act as specified herein and the other Loan Documents, and each such Lender, Swing Line Bank and LC Issuing Bank hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, Swing Line Bank or LC Issuing Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Banks and the LC Issuing Banks and neither the Borrower nor the Parent shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders, the Swing Line Banks and the LC Issuing Banks and, does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower, the Parent or any of their respective Affiliates.

Section 8.02  Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03  Exculpatory Provisions. The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders, the Swing Line Banks or the LC Issuing Banks for any recitals, statements, representations or warranties made by the Borrower or the Parent contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower or the Parent to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender, Swing Line Bank or LC Issuing Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or the Parent in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders, the Swing Line Banks or the LC Issuing Banks or by or on behalf of the Borrower or the Parent to the Administrative Agent, any Lender, any Swing Line Bank or any LC Issuing Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower, the Parent or any of their respective Affiliates.

Section 8.04  Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders, the Swing Line Banks and the LC Issuing Banks as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 7.05. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders, Swing Line Banks or LC Issuing Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01, 6.02 and 7.04) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, the Swing Line Banks and/or the LC Issuing Banks, as applicable, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 7.04, all the Lenders, all affected Lenders, all Swing Line Banks or all LC Issuing Banks, as applicable) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, the Swing Line Banks and the LC Issuing Banks, as applicable (including their respective successors and assigns).

Section 8.05  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, a Swing Line Bank, an LC Issuing Bank, the Borrower or the Parent referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders, the Swing Line Banks and the LC Issuing Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

Section 8.06  Non-Reliance on Administrative Agent and Other Lenders. Each Lender, Swing Line Bank and LC Issuing Bank expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or Affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, the Parent or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender, Swing Line Bank or LC Issuing Bank. Each Lender, Swing Line Bank and LC Issuing Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, Swing Line Bank or LC Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the Parent or their respective Affiliates and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender, Swing Line Bank and LC Issuing Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, Swing Line Bank or LC Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the Parent and their respective Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders, the Swing Line Banks and the LC Issuing Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender, Swing Line Bank or LC Issuing Bank with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower, the Parent or their respective Affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07  Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Parent, their respective Subsidiaries or their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Advances and all obligations of the Borrower and the Parent hereunder and under the other Loan Documents, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender, any Swing Line Bank and any LC Issuing Bank, in such capacity, and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Swing Line Bank”, “Swing Line Banks”, “LC Issuing Bank” and “LC Issuing Banks” shall include the Administrative Agent in its individual capacity, as applicable.

Section 8.08  Successor Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Swing Line Banks, the LC Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Such successor shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default described in Section 6.01(a), 6.01(g) or 6.01(h). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, (but shall not be obligated to), on behalf of the Lenders, the Swing Line Banks and the LC Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Such successor shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default described in Section 6.01(a), 6.01(g) or 6.01(h). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent (x) is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, or (y) no longer has any Commitment as a Lender, the Borrower may, to the extent permitted by applicable law, by notice in writing to the Lenders and such Person, remove such Person as Administrative Agent. In connection with such removal, the Required Lenders shall appoint a successor Administrative Agent, subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default described in Section 6.01(a), 6.01(g) or 6.01(h). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after its removal (or such earlier day as shall be agreed by the Required Lenders (in the case of a removal pursuant to clause (x) of this Section 8.08(b)) or the Borrower (in the case of a removal pursuant to clause (y) of this Section 8.08(b))) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. In the event that no successor has been appointed on the Resignation Effective Date or Removal Effective Date, as applicable, any Cash Collateral held by the retiring Administrative Agent shall continue to be held by such Person, for the benefit of the Lenders, the Swing Line Banks and the LC Issuing Banks, as applicable, until a successor Administrative Agent has been appointed hereunder.

(d) Any resignation by or removal of Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an LC Issuing Bank and Swing Line Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Wells Fargo as the retiring LC Issuing Bank and Swing Line Bank, (ii) the retiring LC Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the Borrower shall (at the expense of (x) the retiring Administrative Agent, in the case of a resignation by the Administrative Agent and (y) the Borrower in the case of a removal of the Administrative Agent) (A) use commercially reasonable efforts to cause an LC Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or (B) make other arrangements satisfactory to the retiring LC Issuing Bank to cause the obligations of the retiring LC Issuing Bank with respect to such Letters of Credit to be Cash Collateralized.

Section 8.09  Other Agents. No Joint Lead Arranger nor any Lender identified as an “Agent” (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any such Person which is also a Lender, Swing Line Bank or LC Issuing Bank, those applicable to all Lenders, Swing Line Banks or LC Issuing Banks, as applicable, as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender, Swing Line Bank or LC Issuing Bank. Each Lender, Swing Line Bank and LC Issuing Bank acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

ACKNOWLEDGEMENT

Section 9.01  Parent Acknowledgment. The Parent hereby acknowledges that (a) Obligations owing by the Borrower under this Agreement will constitute “Debt” under the Support Agreement and (b) this Agreement contains representations and warranties and covenants that relate to the Parent and that a breach of any of those representations or warranties, or a failure by the Borrower to comply with such covenants, could result in an Event of Default under this Agreement. Notwithstanding the acknowledgement contained in this Section 9.01, each of the Administrative Agent, each LC Issuing Bank, each Swing Line Bank and each Lender acknowledges and agrees that it will have no recourse against the Parent under this Agreement, and the rights and remedies of the Administrative Agent, each LC Issuing Bank, each Swing Line Bank and each Lender against Parent shall be solely pursuant to and in accordance with the Support Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

AMERICAN WATER CAPITAL CORP.

By:	/s/ William D. Rogers
Name: William D. Rogers
Title: Vice President and Treasurer

Address for Notices:

1025 Laurel Oak Road
Voorhees, NJ 08043 Attention: Treasurer Facsimile No.: (856) 566-4004
e-mail:	william.rogers@amwater.com
glisson.inguito@amwater.com
website:	www.amwater.com

PARENT:

Acknowledged and agreed solely as to Section 9.01 of the Credit Agreement.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ William D. Rogers
Name: William D. Rogers
Title: Vice President and Treasurer

Address for Notices:

1025 Laurel Oak Road
Voorhees, NJ 08043 Attention: Treasurer Facsimile No.: (856) 566-4004

CREDIT AGREEMENT	S-1

ADMINISTRATIVE AGENT
AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an LC Issuing Bank, a Swing Line Bank and a Lender

	By:	/s/ Frederick W. Price
		Name:	Frederick W. Price
		Title:	Managing Director

Address for Notices:

MAC D1109-019
1525 West W.T. Harris Blvd. Charlotte, NC 28262 Attention: Syndication Agency Services Facsimile No.: (704) 590-3481

CREDIT AGREEMENT	S-2

JPMORGAN CHASE BANK, N.A., as an LC

Issuing Bank, a Swing Line Bank and a Lender

By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Address for Notices:

For Loan Operation Notices:

10 South Dearborn, Floor 07

Chicago, IL 60603-2300

Attention: April Yebd

Facsimile No.: (888) 292-9533

For Credit Notices:

10 South Dearborn, Floor 09

Chicago, IL 60603-2300

Attention: Nancy R. Barwig

Facsimile No.: (312) 732-1762

CREDIT AGREEMENT	S-3

PNC BANK, NATIONAL ASSOCIATION, as an

LC Issuing Bank and a Lender

By:	/s/ Meredith Jermann
	Name:	Meredith Jermann
	Title:	Vice President

Address for Notices:

For Loan Operation Notices:

Attn: Doreen Kirk

E-Mail: Doreen.Kirk@pnc.com

Facsimile No.: (877) 733-1196

For Credit Notices:

1600 Market St, F2-F070-22-2

Philadelphia, PA 19103

Attention: Meredith Jermann

Facsimile No.: (215) 585-6987

CREDIT AGREEMENT	S-4

THE ROYAL BANK OF SCOTLAND PLC, as

an LC Issuing Bank and a Lender

By:	/s/ Tyler J. McCarthy
Tyler J. McCarthy
Director

Address for Notices:

For Loan and LC Operation Notices:

Aldina Grbic

600 Washington Blvd.

Stamford, CT 06901

Attention: Lending Operations

Facsimile No.: 203 873 5019

LC Issuing Bank:

600 Washington Blvd.

Stamford, CT 06901

Attention: Richard Emmich

Facsimile No.: 203 873 3569

CREDIT AGREEMENT	S-5

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sean J. Slattery
	Name:	Sean J. Slattery
	Title:	Senior Vice President

Address for Notices:

750 Walnut Ave, 3rd Floor

Cranford, NJ 07016

Attention: Sean J. Slattery

Facsimile No.: 908-709-5476

CREDIT AGREEMENT	S-6

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Address for Notices:

Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, NJ 07302

Attention: Michelle Latzoni

Facsimile No.: 917-977-3966

CREDIT AGREEMENT	S-7

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

Address for Notices:

Loans Administration

Three World Financial Center

5th Floor

New York, NY 10281

Phone:	(212) 428-6322
Fax:	(212) 428-2372

CREDIT AGREEMENT	S-8

SOVEREIGN BANK N.A., as a Lender

By:	/s/ Francis D Phillips
	Name:	Francis D Phillips
	Title:	Senior Vice President

Address for Notices:

601 Penn Street

Reading PA 19602

Attention: Participations

Facsimile No.: 484-338-2831

CREDIT AGREEMENT	S-9

TD BANK, N.A., as a Lender

By:	/s/ Vijay Prasad
	Name:	Vijay Prasad
	Title:	Senior Vice President

Address for Notices:

For Loan Operation Notices:

Commercial Loan Servicing / Investor Processing

6000 Atrium Way

Mt. Laurel, NJ 08054

Attention: Marcella Brattan

Facsimile No.: (856) 533-7128 or (856) 533-4879

For Credit Notices:

444 Madison Avenue, 2nd Floor

New York, NY 10022

Attention: Betty Chang

Facsimile No.: (212) 308-0486

CREDIT AGREEMENT	S-10

THE BANK OF NEW YORK MELLON, as a

Lender

By:	/s/ Richard K. Fronapfel, Jr.
	Name:	Richard K. Fronapfel, Jr.
	Title:	Vice President

Address for Notices:

For Loan Operation Notices:

The Bank of New York Mellon

6023 Airport Road 2nd Floor

Oriskany, NY 13424

Facsimile No.: (315) 765-4782

For Credit Notices:

The Bank of New York Mellon

19th Floor

1 Wall Street

New York, NY 10286

Attention: Richard Fronapfel

Facsimile No.: (212) 635-8595

CREDIT AGREEMENT	S-11

U.S. BANK NATIONAL ASSOCIATION, as a

Lender

By:	/s/ James O’Shaughnessy
	Name:	James O’Shaughnessy
	Title:	VP-Portfolio Manager

Address for Notices:

EX-NY-FA7

461 Fifth Avenue

7th Floor

New York, NY 10017

Attention: James O’Shaughnessy

Facsimile No.: 646-935-4533

CREDIT AGREEMENT	S-12

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

Address for Notices:

677 Washington Blvd.

Stamford, CT 06901

Attention: Jitesh Hotwani

Facsimile No.: (203) 719-3888

CREDIT AGREEMENT	S-13

THE NORTHERN TRUST COMPANY, as a

Lender

By:	/s/ Andrew D Holtz
	Name:	Andrew D Holtz
	Title:	Vice President

Address for Notices:

50 South LaSalle Street, Suite M-27

Chicago, Illinois 60603

Attention: Andrew Holtz

Facsimile No.: 312.557.1425

CREDIT AGREEMENT	S-14

UNION BANK, N.A., as a Lender

By:	/s/ Michael Agrimis
	Name:	Michael Agrimis
	Title:	Vice President

Address for Notices:

Power & Utilities

445 South Figueroa Street, 15th Floor

Los Angeles, CA 90071

Attention: Michael Agrimis

Facsimile No.: (213) 236-4096

CREDIT AGREEMENT	S-15

SCHEDULE I

LENDERS AND COMMITMENTS

LENDER	COMMITMENT	PRO RATA PERCENTAGE

Wells Fargo Bank, National Association	$90,000,000.00	9.000000000%
JPMorgan Chase Bank, N.A.	$90,000,000.00	9.000000000%
PNC Bank, National Association	$90,000,000.00	9.000000000%
The Royal Bank of Scotland plc	$90,000,000.00	9.000000000%
Bank of America, N.A.	$70,000,000.00	7.000000000%
Goldman Sachs Bank USA	$70,000,000.00	7.000000000%
Royal Bank of Canada	$70,000,000.00	7.000000000%
Sovereign Bank N.A.	$70,000,000.00	7.000000000%
TD Bank, N.A.	$70,000,000.00	7.000000000%
The Bank of New York Mellon	$70,000,000.00	7.000000000%
U.S. Bank National Association	$70,000,000.00	7.000000000%
UBS Loan Finance LLC	$70,000,000.00	7.000000000%
The Northern Trust Company	$40,000,000.00	4.000000000%
Union Bank, N.A.	$40,000,000.00	4.000000000%

AGGREGATE COMMITMENT	$1,000,000,000.00	100.000000000%

SCHEDULE II

SIGNIFICANT SUBSIDIARIES

American Water Capital Corp.

New Jersey-American Water Company, Inc.

Pennsylvania-American Water Company

Missouri-American Water Company

Indiana-American Water Company, Inc.

SCHEDULE 2.03

SWING LINE BANKS AND SWING LINE COMMITMENTS

SWING LINE BANK	SWING LINE COMMITMENT

Wells Fargo Bank, National Association	$100,000,000.00
JPMorgan Chase Bank, N.A.	$100,000,000.00

AGGREGATE SWING LINE COMMITMENT	$100,000,000.00

SCHEDULE 2.04

LC ISSUING BANKS AND LC COMMITMENTS

LC ISSUING BANK	LC COMMITMENT

Wells Fargo Bank, National Association	$50,000,000.00
JPMorgan Chase Bank, N.A.	$50,000,000.00
PNC Bank, National Association	$50,000,000.00
The Royal Bank of Scotland plc	$50,000,000.00

AGGREGATE LC COMMITMENT	$150,000,000.00

SCHEDULE 2.04(j)

EXISTING LETTERS OF CREDIT

LC Issuing Bank	Letter of Credit Number	Beneficiary	Expiration Date	Undrawn Stated Amount as of Closing Date
JPMorgan Chase Bank, N.A.	CPCS-376450	CITY OF TORONTO	03/27/13	$129,486.13
JPMorgan Chase Bank, N.A.	CPCS-966354	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	09/08/13	$178,952.00
JPMorgan Chase Bank, N.A.	P-246297	ZURICH AMERICAN INSURANCE COMPANY	07/01/13	$50,000.00
JPMorgan Chase Bank, N.A.	T-221040	VILLAGE OF GLENVIEW	12/01/12	$794,300.00
JPMorgan Chase Bank, N.A.	T-222566	FULTON COUNTY BOARD OF COMMISSIONERS	03/01/13	$5,703,828.00
JPMorgan Chase Bank, N.A.	T-225604	HER MAJESTY THE QUEEN IN RIGHT OF ONTARIO AS REPRESENTED BY THE MINISTRY OF THE ENVIRONMENT	05/14/13	$214,110.93
JPMorgan Chase Bank, N.A.	T-226022	INDEPENDENT ELECTRICITY SYSTEM	04/30/13	$431,432.50
JPMorgan Chase Bank, N.A.	T-237070	ORANGE COUNTY, FLORIDA	05/01/13	$5,000.00
JPMorgan Chase Bank, N.A.	T-237737	CITY OF WATERBURY, BUREAU OF WATER	12/31/12	$572,626.65

LC Issuing Bank	Letter of Credit Number	Beneficiary	Expiration Date	Undrawn Stated Amount as of Closing Date
JPMorgan Chase Bank, N.A.	TFTS-806962	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	01/28/13	$192,504.00
JPMorgan Chase Bank, N.A.	TFTS-825292	D.L. PETERSON TRUST AND/OR PHH VEHICLE MANAGEMENT SERVICES, LLC	03/18/13	$500,000.00
JPMorgan Chase Bank, N.A.	TFTS-881433	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	10/14/13	$55,180.00
JPMorgan Chase Bank, N.A.	TFTS-917531	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	04/11/13	$45,936.00
JPMorgan Chase Bank, N.A.	TFTS-921099	MICHELIN NORTH AMERICA (CANADA) INC.	05/02/13	$35,000.00
JPMorgan Chase Bank, N.A.	TPTS-643679	CITY OF URBANA	07/05/13	$20,000.00

LC Issuing Bank	Letter of Credit Number	Beneficiary	Expiration Date	Undrawn Stated Amount as of Closing Date
JPMorgan Chase Bank, N.A.	TPTS-714424	THE REGIONAL MUNICIPALITY OF NIAGARA	12/31/12	$509,787.93
JPMorgan Chase Bank, N.A.	TPTS-724366	PENNSYLVANIA DEPARTMENT OF ENVIRONMENTAL PROTECTION	06/05/13	$22,026.00
JPMorgan Chase Bank, N.A.	CPCS-628494	CITY OF PHOENIX, ARIZONA	08/11/13	$5,000,000.00
JPMorgan Chase Bank, N.A.	T-220727	CORPORATION OF THE CITY OF LONDON	01/01/13	$5,097,879.28
JPMorgan Chase Bank, N.A.	TFTS-829684	SUNCOR ENERGY PRODUCTS INC.	03/31/13	$200,000.00
JPMorgan Chase Bank, N.A.	TFTS-896379	CITY OF HAMILTON	01/14/13	$254,893.96
JPMorgan Chase Bank, N.A.	TPTS-273252	THE REGIONAL MUNICIPALITY OF HALTON	12/31/12	$509,787.93
JPMorgan Chase Bank, N.A.	TPTS-643674	CITY OF CHAMPAIGN	07/05/13	$40,000.00
JPMorgan Chase Bank, N.A.	TPTS-724363	TOWNSHIP OF LEHMAN	11/11/13	$2,445,241.56
PNC Bank, National Association	900961	CITY OF ELIZABETH	07/01/13	$10,000,000.00
PNC Bank, National Association	18110844	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	12/19/12	$15,424.00

LC Issuing Bank	Letter of Credit Number	Beneficiary	Expiration Date	Undrawn Stated Amount as of Closing Date
PNC Bank, National Association	18110990	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	01/16/13	$40,872.00
PNC Bank, National Association	18111665	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	06/29/13	$11,970.00
PNC Bank, National Association	18111668	WEST VIRGINIA MUNICIPAL BOND COMMISSION ON BEHALF OF THE WEST VIRGINIA WATER DEVELOPMENT AUTHORITY	08/12/13	$35,328.00

TOTAL UNDRAWN STATED AMOUNT:				$33,111,566.87

EXHIBIT A

FORM OF NOTICE OF BORROWING

Wells Fargo Bank, National Association,

as Administrative Agent

[[Name of Swing Line Bank],

as Swing Line Bank] 1

[Date]

Ladies and Gentlemen:

The undersigned, American Water Capital Corp., a Delaware corporation, refers to that certain Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among the undersigned, as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section [2.02(a)][2.03(a)] of the Credit Agreement that the undersigned hereby requests a [Borrowing][Swing Line Borrowing] under the Credit Agreement. In that connection, the undersigned sets forth below the information relating to such [Borrowing][Swing Line Borrowing] (the “Proposed Borrowing”) as required by Section [2.02(a)][2.03(a)] of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is: , 201 .

(ii)	The aggregate amount of the Proposed Borrowing is: $ .

(iii)	The Type of Advance comprising the Proposed Borrowing is a [[Base Rate] [Eurodollar Rate] [LIBOR Market Index Rate] Advance] [Swing Line Advance based on the Base Rate].

[(iv)	The initial Interest Period for each Eurodollar Rate Advance made as a part of the Proposed Borrowing is: [[7][14] days] [[one] [two] [three] [six] [nine] [twelve] month[s]]]].[2][3]

[(v)	The Swing Line Bank is: .][4]

[1]	Include for Notice of Swing Line Borrowings
[2]	Which must comply with the definition of “Interest Period” and end not later than the stated Termination Date
[3]	Insert for Eurodollar Rate Advances only
[4]	Insert for Swing Line Borrowings only

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) all representations and warranties of the Borrower contained in Article IV of the Credit Agreement (other than the representations and warranties set forth in Sections 4.04 and 4.05(b) which shall only be made and need only be true on the Closing Date) shall be true in all material respects as if made on and as of the date of the Proposed Borrowing (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Change, which such representation and warranty shall be true in all respects as of such earlier date);

(B) immediately prior to and immediately after such Proposed Borrowing, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing; and

(C) immediately after such Proposed Borrowing, the Outstanding Credits will not exceed the aggregate Commitment.

[remainder of page intentionally left blank]

Very truly yours,

AMERICAN WATER CAPITAL CORP.

By:
Name:
Title:

EXHIBIT B

FORM OF REQUEST FOR ISSUANCE

Wells Fargo Bank, National Association,

as Administrative Agent

[Name of LC Issuing Bank],

as LC Issuing Bank

[Date]

Ladies and Gentlemen:

The undersigned, American Water Capital Corp., a Delaware corporation, refers to that certain Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among the undersigned, as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that the undersigned hereby requests the [issuance][extension][modification][amendment] of [Letter of Credit No.             , issued on             , 201    ][a Letter of Credit] (the “Specified Letter of Credit”) in accordance with the following terms:

(i)	The LC Issuing Bank is: .

(ii)	The Business Day of the requested date of [issuance] [extension] [modification] [amendment] of the Specified Letter of Credit is: , 201 .

(iii)	The [initial] stated expiration date of the Specified Letter of Credit requested hereby is: , 201 [5][and the Borrower is requesting the Specified Letter of Credit to contain auto-renewal provisions] [6].

(iv)	The requested stated amount of the Specified Letter of Credit is $ .

(v)	The beneficiary of the Specified Letter of Credit is , with an address at .

[(vi)	The conditions under which a drawing may be made under the Specified Letter of Credit are as follows: .][7]

[5]	Which must comply with the provisions of Section 2.04(b) of the Credit Agreement
[6]	Include as applicable
[7]	Insert for issuances of new Letters of Credit only

[(vi)	The Specified Letter of Credit is to be [extended][modified][amended] as follows: .][8]

[( )	Any other additional conditions are as follows: .]

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the [issuance][extension][modification][amendment] of the Specified Letter of Credit:

(A) all representations and warranties of the Borrower contained in Article IV of the Credit Agreement (other than the representations and warranties set forth in Sections 4.04 and 4.05(b) which shall only be made and need only be true on the Closing Date) shall be true in all material respects as if made on and as of the date of the [issuance][extension][modification][amendment] of the Specified Letter of Credit (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Change, which such representation and warranty shall be true in all respects as of such earlier date);

(B) immediately prior to and immediately after such proposed [issuance] [extension][modification][amendment] of the Specified Letter of Credit, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing; and

(C) immediately after such proposed [issuance][extension][modification] [amendment] of the Specified Letter of Credit, the Outstanding Credits will not exceed the aggregate Commitment.

[remainder of page intentionally left blank]

[8]	Insert for an extension, modification or amendment only

Very truly yours,

AMERICAN WATER CAPITAL CORP.

By:
Name:
Title:

[Consented to as of the date

first above written:

[NAME OF SPECIFIED LETTER OF CREDIT BENEFICIARY]

By:
Name:
Title:][9]

[9]	Insert for a modification or amendment only

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]10 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]11 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]12 hereunder are several and not joint.]13 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including any Letters of Credit, guarantees, and Swing Line Advances included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each

[10]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[11]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[12]	Select as appropriate.
[13]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignor [is][is not] a Defaulting Lender

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]14

3.	Borrower:	American Water Capital Corp.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 29, 2012 by and among Borrower, the Lenders party thereto and the Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Aggregate Amount of Commitment/ Advances for all Lenders[17]	Amount of Commitment/ Advances Assigned[8]		Percentage Assigned of Commitment/ Advances[18]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][19]

[14]	Select as applicable.
[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[17]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[18]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[19]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 201    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

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The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][20]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][21]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]22 Accepted:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Consented to:

[WELLS FARGO BANK,
NATIONAL ASSOCIATION, as a Swing Line Bank and an LC Issuing Bank

By:
Name:
Title:] [23]

[20]	Add additional signature blocks as needed.
[21]	Add additional signature blocks as needed.
[22]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[23]	To be added only if the consent of such Swing Line Bank/LC Issuing Bank is required by the terms of the Credit Agreement.

[JPMORGAN CHASE BANK, N.A.,
as a Swing Line Bank and an LC Issuing Bank

By:
Name:
Title:][24]

[PNC BANK, NATIONAL ASSOCIATION, as an LC Issuing Bank

By:
Name:
Title:][25]

[THE ROYAL BANK OF SCOTLAND PLC, as an LC Issuing Bank

By:
Name:
Title:][26]

[[NAME OF [SWING LINE][LC ISSUING] BANK], as [a Swing Line Bank][an LC Issuing Bank]

By:
Name:
Title:] [27]

[24]	To be added only if the consent of such Swing Line Bank/LC Issuing Bank is required by the terms of the Credit Agreement.
[25]	To be added only if the consent of such LC Issuing Bank is required by the terms of the Credit Agreement.
[26]	To be added only if the consent of such LC Issuing Bank is required by the terms of the Credit Agreement.
[27]	To be added only if the consent of such Swing Line Bank/LC Issuing Bank is required by the terms of the Credit Agreement.

[Consented to:

AMERICAN WATER CAPITAL CORP.

By:
Name:
Title:][28]

[28]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the [relevant] [Assignor]29for amounts which have accrued to but excluding the Effective Date and to the [relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the [relevant] Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

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[29]	If assignment is being made pursuant to Section 2.23 of the Credit Agreement and the Borrower has made the payments required by such Section, the Assignor’s portion of payments in respect of the Assigned Interest shall be payable to the Borrower

EXHIBIT D

FORM OF NOTE

$	[Date]

FOR VALUE RECEIVED, the undersigned, AMERICAN WATER CAPITAL CORP., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [LENDER] (the “Lender”) on the Termination Date (or, if the Termination Date has been extended and the Lender did not consent thereto, the previously effective Termination Date applicable to the Lender, without giving effect to such extension) the principal sum of                     DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America, to Wells Fargo Bank, National Association, as Administrative Agent, at its main office in Charlotte, North Carolina, into such account as the Administrative Agent may from time to time designate, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of the principal thereof, shall be recorded by the Lender on the schedule attached hereto, or otherwise recorded in accordance with its usual practice.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto, including the Lender, and Wells Fargo Bank, National Association, as Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Credit Agreement.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

AMERICAN WATER CAPITAL CORP.

By:
Name:
Title:

SCHEDULE OF ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT E

FORM OF FINANCIAL SERVICES AGREEMENT

THIS AGREEMENT, dated as of [INSERT DATE], by and between [INSERT NAME OF BORROWER] (the “Company”) and American Water Capital Corp. (“AWCC”).

B A C K G R O U N D

The Company currently performs its own financial services.

However, the Company has determined that it can obtain these services more efficiently through the consolidation of certain necessary management and staff functions with those performed for other entities that may enter into agreement with AWCC substantially similar to this one (“Co-Participants”).

AWCC is dedicated to performing such consolidated functions.

Accordingly, the parties have determined to enter into this Agreement for the provision of financial services by AWCC to the Company and for the proper determination and allocation of the costs of providing such services.

Therefore, the parties agree as follows:

A G R E E M E N T

1. Services. AWCC will provide, either directly or through arrangements with third parties for the benefit of the Company, such financial services as the Company and AWCC may from time to time agree, including but not limited to those more fully described in Appendix I attached to this Agreement.

2. Costs. In consideration of the provision of the services contemplated by paragraph 1, the Company agrees to pay AWCC a portion of the costs and appropriate overhead incurred by AWCC in providing those services, as follows. The costs incurred by AWCC in connection with its bank credit lines and short-term public borrowings will be divided among the Co-Participants in proportion to the maximum principal amount that each Co-Participant requests be made available to it during the course of a year. The costs incurred by AWCC in connection with each long-term borrowing by AWCC will be divided among each Co-Participant in proportion to the principal amount of that borrowing that is loaned to that Co-Participant. AWCC’s overhead will be allocated among the Co-Participants in the same proportion as each Co-Participant’s long-term and maximum, requested short-term borrowings and investments in a calendar year bear to all of the long and maximum short-term borrowings and investments by all Co-Participants during the same year.

3. Statements. AWCC will prepare and deliver to the Company monthly statements of the services provided by AWCC and amounts payable to AWCC, giving effect to all the provisions of this Agreement. The Company shall pay the net amount shown on its statement within thirty (30) days after the billing date.

4. Inspection. Upon reasonable notice, AWCC will make available to the Company for its inspection AWCC’s books, records, bills, accounts and any other documents which describe or support the costs allocated to the Company under this Agreement.

5. Obligations Not Joint. AWCC and the Company expressly agree: (a) that the obligations of the Company and each Co-Participant to AWCC are several and not joint; (b) that the Company will not be responsible to any Co-Participant, to AWCC or to any assignee or creditor of AWCC for any payment in excess of payments due by the Company to AWCC under this Agreement or a Note in the form attached to this Agreement; and (c) that no Co-Participant will be responsible to the Company, to any other Co-Participant, to AWCC or to any assignee or creditor of AWCC for any payment in excess of payments due by that Co-Participant to AWCC under any agreement substantially similar to this Agreement or under any Note attached to that other agreement. AWCC covenants and agrees that it will require, as a condition to its entering into any such other agreement with a Co-Participant, that such other agreement contains the same provision as that contained in the immediately preceding sentence.

6. Notes. The Company’s borrowings under this Agreement will be evidenced by one or more promissory notes in the form of Exhibit A or Exhibit B attached to this Agreement.

7. Non-Exclusivity. Nothing in this Agreement prohibits or restricts the Company from borrowing from third parties, or obtaining services described in this Agreement from third parties, whenever and on whatever terms it deems appropriate.

8. Effectiveness. This Agreement shall be effective as of                     , provided that, if prior approval by the regulatory commission of any jurisdiction is required before this Agreement may become effective as to the Company, or before AWCC may provide a particular service hereunder to the Company, this Agreement shall not be effective as to the Company or as to that service, as the case may be, unless and until the required approval has been obtained. Unless and until this Agreement becomes effective as to the Company in whole or in part, the Company shall not be entitled to the benefits of, nor shall it have any rights or duties under, this Agreement. This Agreement may be amended or rescinded only by written instrument signed by the Company and AWCC.

9. Termination. The Company may terminate its participation in this Agreement by giving ten (10) days prior written notice of such termination to AWCC; and (b) AWCC may terminate this Agreement by giving ninety (90) days prior written notice of such termination to the Company. Termination of this Agreement will not affect: (a) the Company’s obligations under any Promissory Notes; (b) any party’s obligations with respect to any amounts owing under Sections 2 and 3 of this Agreement (including such amounts attributable to obligations of any terminating party under any Promissory Notes that remain outstanding after this Agreement is terminated as to that party); or (c) AWCC’s obligations to repay any investments made by a Company pursuant to Appendix I.

10. Copies. This Agreement may be executed by the parties in one or more copies and each executed copy shall be considered an original.

In witness of the foregoing, each of the Company and AWCC has caused its respective corporate seal to be affixed to this Agreement and has caused this Agreement to be signed on its behalf by its duly authorized officers.

ATTEST:		[NAME OF COMPANY]

By:		By:
	Title:		Name and Title:

ATTEST:		AMERICAN WATER CAPITAL CORP.

By:		By:
	Title:		Name and Title:

APPENDIX I

DESCRIPTION OF FINANCIAL SERVICES

Set forth below is a list of the services which AWCC agrees to provide to the Company upon its request pursuant to the Agreement to which this Appendix is attached.

1. Short-Term Loans. AWCC will provide Short-Term Loans to the Company pursuant to the terms set forth in the promissory notes to be issued by the Company to AWCC, each substantially in the form attached to this Agreement as Exhibit A.

2. Long-Term Borrowings. AWCC will provide loans other than Short-Term Loans to the Company pursuant to the terms set forth in the promissory notes to be issued by the Company to AWCC, each substantially in the form in attached hereto as Exhibit B.

3. Cash Management. Cash not required by the Company to pay its daily disbursements or to pay when due the principal of and interest on, the Company’s borrowings from AWCC other than Short-Term Loans will be used by AWCC first to reduce the outstanding principal balance of the Company’s Short-Term Loans owing to AWCC and any excess will be deemed to be invested with AWCC and will earn a daily rate of interest that is equal to the interest income earned by AWCC on those funds. Upon the request of that Company, AWCC shall execute one or more promissory notes in favor of the Company, in form and substance substantially similar to the Promissory Note attached as Exhibit A to the Agreement as evidence of such investment.

EXHIBIT A

PROMISSORY NOTE

FOR SHORT-TERM LOANS

$	, 20

FOR VALUE RECEIVED, [NAME OF COMPANY], a                     corporation (herein “Borrower”) hereby promises to pay ON DEMAND to the order of American Water Capital Corp., a Delaware corporation (“Lender”), in same day funds at its offices at Voorhees, New Jersey or such other place as Lender may from time to time designate, the principal sum of                     dollars ($            ) (the “Maximum Principal Sum”), or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Lender to Borrower (other than loans evidenced by a promissory note under which the principal amount is due and payable in one or more scheduled installments more than one year after the date of its issue), together with interest thereon from the date hereof until paid in full. Interest will be charged on the unpaid outstanding principal balance of this Note at a rate per annum equal to Lender’s actual cost of funds to make such loan, such rate to change as Lender’s actual cost of funds changes. Interest on borrowings shall be due and payable on the first business day of each month, commencing with the first business day of the month after the month in which this Note is executed. In the absence of manifest error, the records maintained by Lender of the amount and term, if any, of borrowings hereunder shall be deemed conclusive.

Borrower may borrow, repay and reborrow hereunder in amounts which do not, in the aggregate outstanding at any time, exceed the Maximum Principal Sum.

The occurrence of one or more of any of the following shall constitute an event of default hereunder:

(a) Borrower shall fail to make any payment of principal and/or interest due hereunder or under any other promissory note between Lender and Borrower within five business days after the same shall become due and payable, whether at maturity or by acceleration or otherwise;

(b) Borrower shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by Borrower for the purposes of effecting any of the foregoing; or

(c) Any order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or all or a substantial part of the assets of Borrower, or appointing a receiver, trustee or liquidator of Borrower or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

Upon the occurrence of any event of default, the entire unpaid principal sum hereunder plus all interest accrued thereon plus all other sums due and payable to Lender hereunder shall, at the option of Lender, become due and payable immediately. In addition to the foregoing, upon the occurrence of any event of default, Lender may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Lender by law, equity, statute or otherwise.

Borrower hereby waivers presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor in connection with any default in the payment of, or any enforcement of the payment of, all amounts due hereunder. To the extent permitted by law, Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

Following the occurrence of any event of default, Borrower will pay upon demand all costs and expenses (including all amounts paid to attorneys, accountants, and other advisors employed by Lender), incurred by Lender in the exercise of any of its rights, remedies or powers hereunder with respect to such event of default, and any amount thereof not paid promptly following demand therefor shall be added to the principal sum hereunder and will bear interest at the contract rate set forth herein from the date of such demand until paid in full. In connection with and as part of the foregoing, in the event that this Note is placed in the hands of an attorney for the collection of any sum payable hereunder, Borrower agrees to pay reasonable attorneys’ fees for the collection of the amount being claimed hereunder, as well as all costs, disbursements and allowances provided by law.

If for any reason one or more of the provisions of this Note or their application to any entity or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

This Note inures to the benefit of Lender and binds Borrower and Lender’s and Borrower’s respective successors and assigns, and the words “Lender” and “Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

This Promissory Note is one of the promissory notes referred to in the Financial Services Agreement dated as of June 15, 2000 between Borrower and Lender to which reference is made for a statement of additional rights and obligations of the parties hereto.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note the day and year first written above.

[BORROWER]

By:
Name and Title:

EXHIBIT B

PROMISSORY NOTE

FOR LONG-TERM BORROWINGS

$	, 20

FOR VALUE RECEIVED, [NAME OF COMPANY], a                     corporation (herein “Borrower”) hereby promises to pay to the order of American Water Capital Corp., a Delaware corporation (“Lender”), in same day funds at its offices at                     or such other place as Lender may from time to time designate, the principal sum of                     dollars ($            ), together with interest thereon from the date hereof until paid in full. Interest shall be charged on the unpaid outstanding principal balance hereof at a rate per annum equal to the rate paid and to be paid by Lender with respect to the borrowings it made in order to provide funds to Borrower hereunder. Interest on borrowings shall be due and payable in immediately available funds on the same business day on which the Lender must pay interest on the borrowings it made in order to provide funds to the Borrower hereunder. The principal amount hereof shall be due and payable hereunder at such times and in such amounts and in such installments hereunder as the Lender must pay with respect to the borrowings it made in order to provide funds to the Borrower hereunder. Lender has provided Borrower with a copy of the documentation evidencing the borrowings made by Lender in order to provide funds to Borrower hereunder. In the absence of manifest error, such documentation and the records maintained by Lender of the amount and term, if any, of borrowings hereunder shall be deemed conclusive.

The occurrence of one or more of any of the following shall constitute an event of default hereunder:

(a) Borrower shall fail to make any payment of principal and/or interest due hereunder or under any other promissory note between Lender and Borrower within five business days after the same shall become due and payable, whether at maturity or by acceleration or otherwise;

(b) Borrower shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by Borrower for the purposes of effecting any of the foregoing; or

(c) Any order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or all or a substantial part of the assets of Borrower, or appointing a receiver, trustee or liquidator of Borrower or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

Upon the occurrence of any event of default, the entire unpaid principal sum hereunder plus all interest accrued thereon plus all other sums due and payable to Lender hereunder shall, at the option of Lender, become due and payable immediately. In addition to the foregoing, upon the occurrence of any event of default, Lender may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Lender by law, equity, statute or otherwise.

Borrower hereby waivers presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor in connection with any default in the payment of, or any enforcement of the payment of, all amounts due hereunder. To the extent permitted by law, Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

Following the occurrence of any event of default, Borrower will pay upon demand all costs and expenses (including all amounts paid to attorneys, accountants, and other advisors employed by Lender), incurred by Lender in the exercise of any of its rights, remedies or powers hereunder with respect to such event of default, and any amount thereof not paid promptly following demand therefor shall be added to the principal sum hereunder and will bear interest at the contract rate set forth herein from the date of such demand until paid in full. In connection with and as part of the foregoing, in the event that this Note is placed in the hands of an attorney for the collection of any sum payable hereunder, Borrower agrees to pay reasonable attorneys’ fees for the collection of the amount being claimed hereunder, as well as all costs, disbursements and allowances provided by law.

If for any reason one or more of the provisions of this Note or their application to any entity or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

This Note inures to the benefit of Lender and binds Borrower and Lender’s and Borrower’s respective successors and assigns, and the words “Lender” and “Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

This Promissory Note is one of the promissory notes referred to in the Financial Services Agreement dated as of June 15, 2000 between Borrower and Lender to which reference is made for a statement of additional rights and obligations of Lender and Borrower.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note the day and year first written above.

[BORROWER]

By:
Name and Title:

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among American Water Capital Corp., as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advances (as well as any Note evidencing such Advances) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among American Water Capital Corp., as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among American Water Capital Corp., as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among American Water Capital Corp., as Borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advances (as well as any Note evidencing such Advances) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advances (as well as any Note evidencing such Advances), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201[ ]